UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 4, 2017

The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 4, 2017 at 10:30 a.m. for the following matters:

1.	To elect ten individuals (Nick L. Stanage, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Cynthia M. Egnotovich, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, Guy C. Hachey and David L. Pugh) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To conduct an advisory vote to approve the company’s 2016 executive compensation;

3.	To conduct an advisory vote on the frequency of conducting an advisory vote regarding executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2017; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 9, 2017 will be entitled to vote at the meeting and any adjournments or postponements. A list of these stockholders will be available for inspection at the executive offices of Hexcel and will also be available for inspection at the annual meeting.

By order of the board of directors

Gail E. Lehman Executive Vice President, General Counsel and Secretary

Dated: March 17, 2017

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE

ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED

PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

i

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Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 4, 2017

THE MEETING

This proxy statement is furnished to the holders of Hexcel Corporation (“Hexcel” or the “company”) common stock, in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements of the meeting (the “Annual Meeting”) to be held on May 4, 2017. This proxy statement and the accompanying proxy/voting instruction card are first being distributed or made available to stockholders on or about March 17, 2017.

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 9, 2017. As of that date, 90,772,110 shares of common stock were issued and outstanding and such shares were held by 653 holders of record. The holders of 45,386,056 shares will constitute a quorum at the meeting.

Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting. All shares that are represented by effective proxies that we receive in time to be voted shall be voted at the Annual Meeting. If you direct how your votes shall be cast, shares will be voted in accordance with your directions. If you return a signed proxy and do not otherwise instruct how to vote on the proposals, then the shares represented by your proxy will be voted:

•	for each of the director candidates nominated by the board,

•	for approval of the company’s 2016 executive compensation,

•	in favor of our recommendation on the frequency of conducting an annual advisory vote on executive compensation,

•	in favor of the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2017, and

•	in the discretion of the proxy holders on any other matters that may come before the Annual Meeting.

If you return a signed proxy with abstentions, your shares will be included in determining if a quorum is present.

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you. If you sign and return a voting instruction card to your broker, your shares will be voted as you instruct on the proposals described in this proxy statement and any other matters on which the proxy holder may properly vote. Shares subject to a broker non-vote will be included in determining if a quorum is present.

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, 06902, to assist in soliciting proxies for a fee of approximately $9,500, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses they incur to do this.

Revoking a Proxy

If you give a proxy, you may revoke it at any time prior to the Annual Meeting by:

•

mailing a revocation to Ms. Gail E. Lehman, the Secretary of the company, at the above address with a later date than any proxy you previously provided so long as it is received prior to the Annual Meeting;

•	submitting another properly completed proxy dated later than any proxy you previously provided so long as it is received by Ms. Lehman prior to the Annual Meeting;

•	by filing a written revocation at the Annual Meeting with Ms. Lehman; or

•	by casting a ballot at the meeting.

If you are an employee stockholder who holds shares through one of our benefit plans, you may revoke voting instructions given to the trustee for the applicable plan by following the instructions under “How to Vote Your Shares—Employee Stockholders” in this proxy statement.

Matters of Business, Votes Needed and Recommendations of the Board of Directors

Proposal 1—Election of Directors

Each outstanding share of our stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are ten directors to be elected. The board has nominated Nick L. Stanage, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Cynthia M. Egnotovich, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, Guy C. Hachey and David L. Pugh for election to the board. Each of these ten nominees is currently a director of the company. Once a quorum is present, a majority of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director. This means that each nominee must receive more votes “for” than “against” to be elected. Broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. The board of directors recommends that you vote FOR the election of each of the board’s nominees for director.

Proposal 2—Advisory Vote to Approve Executive Compensation

Approval of the company’s 2016 executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. In determining whether the proposal to approve 2016 executive compensation receives the required number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. The vote is advisory and non-binding; however, the compensation committee will consider the voting results among other factors when making future decisions regarding executive compensation. The board of directors recommends that you vote FOR the resolution approving the company’s 2016 executive compensation.

Proposal 3—Advisory Vote Regarding Frequency of Conducting an Advisory Vote on Executive Compensation

You may elect to have the vote on the frequency of conducting an advisory vote on executive compensation held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the board’s recommendation. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. The vote is advisory and non-binding. The compensation committee will consider the outcome in recommending a voting frequency to the board of directors, but will not be bound either by its own recommendation or by the outcome of the vote, and may choose to conduct the vote more or less frequently in the future based on other factors, such as feedback from shareholder outreach programs, the adoption or revision of compensation policies, or the outcome of “Say on Pay” votes. The board of directors recommends that you vote FOR an ANNUAL shareholder advisory vote about compensation awarded to the company’s named executive officers.

Proposal 4—Ratification of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP to audit the company’s financial statements for 2017 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is responsible for appointing the company’s independent registered public accounting firm. The audit committee is not bound by the outcome of this vote but, if the appointment of Ernst & Young LLP is not ratified by stockholders, the audit committee will reconsider the appointment. The board of directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for 2017.

How to Vote Your Shares

Voting shares you hold through a nominee

If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking you for instructions on how you want them to vote your shares. You can complete that firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to vote using those methods.

If you plan to attend the meeting

Please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. If you attend the Annual Meeting, you will need to present valid picture identification, such as a driver’s license or passport. If you hold your shares through someone else, such as a stockbroker, bank or other nominee, you will need to show a brokerage statement or account statement reflecting your stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Morrow Sodali LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. The doors to the meeting will open at 10:00 a.m. local time and the meeting will begin at 10:30 a.m. local time.

Voting in person

If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting.

If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting along with a properly completed ballot.

Employee stockholders

If you hold shares through our Employee Stock Purchase Plan or our tax-deferred 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) plan, all shares of common stock for which the trustee has not received timely instructions shall be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, except if that would be inconsistent with the provisions of Title I of ERISA. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes and those shares will not be voted by the custodian.

Inspectors of Election

At the Annual Meeting, Morrow  Sodali will count the votes. Its officers or employees will serve as inspectors of election.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2017 annual meeting, ten directors will be elected to hold office until the 2018 annual meeting and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Shares represented by an executed and returned proxy card will be voted for the election of each of the ten nominees recommended by the board, unless the proxy is marked against any nominee. If any nominee for any reason is unable to serve, the shares of common stock represented by the proxy card may, at the board’s discretion, be voted for an alternate person that the board nominates. We are not aware of any nominee who will be unable to or will not serve as a director. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Majority Voting Standard for Election of Directors

Our Amended and Restated Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. Each director nominee must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. This addresses the situation in which there is a “holdover” director who has not received the required number of votes for re-election, but who, in accordance with Delaware law, remains on the board until his or her successor is elected and qualified. The resignation is contingent upon both the nominee not receiving the required vote for re-election and the board’s acceptance of the resignation which the board, in its discretion, may reject if it deems such rejection to be in the best interest of the company.

Prior to the board’s determination to accept or reject the resignation, the nominating and corporate governance committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. In its review, the committee will consider those factors deemed relevant to the determination, and whether the director’s resignation from the board would be in the best interest of the company and our stockholders.

The board must take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or recommendation of the committee or the board regarding the acceptance of the resignation.

In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected) the plurality voting standard will apply.

Information Regarding the Directors

All but one of our current directors have been nominated for re-election to the board. Dr. David Hill has not been nominated for re-election because he has reached the age of 70 and is no longer eligible to serve on the board. As of the date of the Annual Meeting, the number of directors will be reduced to ten. The nominating and corporate governance committee considered the following attributes to conclude that our current directors other than Mr. Hill should continue to serve on our board: extensive familiarity with large-scale operations; industry expertise and professional relationships; the ability to utilize extensive past experience in management, finance, technology and operations, and other areas, to address issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors, the committee also considered the attributes below:

NICK L. STANAGE, 58, director since 2013

Position, Principal Occupation, Business Experience and Directorships:

Mr. Stanage became a director and President and Chief Executive Officer on August 1, 2013 and became Chairman of the Board on January 1, 2014. He has served as our President since November 2009, and also as Chief Operating Officer from May 2012 until assuming the Chief Executive Officer position. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group (including both Commercial Vehicle Products and Off Highway Products) at Dana Holding Corporation from December 2005 to October 2009, and served as Vice President and General Manager of the Commercial Vehicle group at Dana from August 2005 to December 2005. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.) including: Vice President Integrated Supply Chain and Technology for the Consumer Products Group from 2003 to January 2005, and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division from January 2005 to August 2005. Mr. Stanage also serves on the board of directors of TriMas Corporation, as well as on the audit, compensation, and corporate governance and nominating committees of TriMas.

Key Attributes, Experience and Skills:

Mr. Stanage has developed an in-depth understanding of the company’s business operations, growth opportunities and challenges and its customer and product base during his seven-year tenure as President, Chief Operating Officer and his current role as Chairman, Chief Executive Officer and President. His over 20 years’

management and operations experience at Dana Corporation and Honeywell provide him with critical expertise in the management, financial and operational requirements of a global manufacturing company.

JOEL S. BECKMAN, 61, director since 2003

Position, Principal Occupation, Business Experience and Directorships:

Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is on the board of a number of private companies, and is active in various civic organizations.

Key Attributes, Experience and Skills:

Mr. Beckman brings to his role on the board over 30 years’ experience as a banker and an investor in transportation (including aerospace) companies with both Greenbriar Equity Group and Goldman Sachs. In addition to Mr. Beckman’s valuable contributions related to the transportation sector, his experience in private equity led to his appointment as chair of our finance committee and has made him a key contributor to refinancing and capital structure discussions since joining the board.

LYNN BRUBAKER, 59, director since 2005

Position, Principal Occupation, Business Experience and Directorships:

Ms. Brubaker retired in 2005 from Honeywell International, Inc. (which acquired AlliedSignal in 1999), where she had served as Vice President/General Manager—Commercial Aerospace. Ms. Brubaker has held a variety of executive leadership, operational management, strategy, business development and customer management roles in the aerospace industry. Prior to joining Allied Signal, Ms. Brubaker held management positions with McDonnell Douglas, Republic Airlines (acquired by Northwest Airlines), and ComAir. Ms. Brubaker has been a director of FARO Technologies, Inc. since July 2009, and serves on its audit, compensation, operating, and nominating and corporate governance committees. Ms. Brubaker also serves as a non-executive director of QinetiQ Group plc, a British company with shares listed on the London Stock Exchange and serves on its remuneration, audit, CSR and nominating and corporate governance committees. Ms. Brubaker also currently serves on the board of a private aerospace company.

Key Attributes, Experience and Skills:

Ms. Brubaker is a seasoned executive with over thirty-eight years’ experience in the aviation and aerospace industries, as well as over fifteen years’ experience serving on various boards of directors, and 12 years advising international, high technology and multi-industry companies. Her extensive experience in the commercial aerospace, defense and space industries, in a wide variety of roles, makes her a valuable contributor to the board of Hexcel. Ms. Brubaker’s aerospace experience runs the gamut from operator to original equipment manufacturer to aftermarket parts and service provider. Her ongoing aerospace industry involvement and relationships provide the board with additional customer feedback independent of management. In addition, Ms. Brubaker has used her expertise in sales and marketing management to assess and advise our marketing and sales teams. Ms. Brubaker’s extensive contacts within key markets for Hexcel, as well as her experience on the boards of other companies, make her well-suited to lead our nominating and corporate governance committee.

JEFFREY C. CAMPBELL, 56, director since 2003

Position, Principal Occupation, Business Experience and Directorships:

Mr. Campbell has served as Executive Vice President and Chief Financial Officer of the American Express Company, a global services company, since August 2013. From January 2004 to June 2013, he served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and held various management positions of American Airlines from 1990 to 1998. Mr. Campbell worked as a Certified Public Accountant with Deloitte, Haskins & Sells from 1986 to 1988.

Key Attributes, Experience and Skills:

As a result of Mr. Campbell’s extensive experience in finance and accounting, including his current role as CFO of American Express, a $34 billion global services company, and his prior role as CFO of McKesson, a $100 billion healthcare services company, as well as over fifteen years in executive and management positions in the aerospace industry (American Airlines), he brings significant financial acumen to the board, providing valuable expertise and guidance in areas such as compliance, risk management, financing, investor relations and systems solutions. Mr. Campbell’s breadth and depth of experience in financial roles, including that of CFO of three multi-national, publicly traded companies, provides us with the financial expertise that is critical in the role of chair of the audit committee.

CYNTHIA M. EGNOTOVICH, 59, director since 2015

Position, Principal Occupation, Business Experience and Directorships:

Ms. Egnotovich served as President, Aerospace Systems Customer Service of United Technologies Corporation (“UTC”) from July 2012 to November 2013. Previously, Ms. Egnotovich served as Segment President, Nacelles and Interior Systems for Goodrich Corporation (which was acquired by UTC) from 2007 to 2012. Ms. Egnotovich joined Goodrich in 1986 and held leadership roles of increasing significance, including serving as Segment President of Engine Systems, Segment President Electronic Systems and Segment President Engine & Safety Systems. Ms. Egnotovich served as a director of The Manitowoc Company from 2008 to 2016, where she was a member of its audit committee and served as the chair of its compensation committee. In February 2016, she became a director and chairperson of the board of The Manitowoc Food Service Company, a spinoff of The Manitowoc Company.

Key Attributes, Experience and Skills:

Ms. Egnotovich brings to the Hexcel board almost thirty years’ experience in the aerospace industry, much of which was in senior leadership roles. Ms. Egnotovich has significant experience overseeing and assessing the performance of companies, as well as their accountants, which makes her well-suited to serve on our audit committee. In addition, Ms. Egnotovich is able to offer the board a different perspective based on her experience as a director of a publicly traded manufacturing company outside of the aerospace industry.

W. KIM FOSTER, 68, director since 2007, Lead Director

Position, Principal Occupation, Business Experience and Directorships:

From 2001 until October 2012, Mr. Foster served as Executive Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets. Prior to serving in this role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 – 2001; Director, International, Agricultural Products Group from 1996-1998; General Manager, Airport Products and Systems Division, 1991-1996; and Program Director, Naval Gun Systems, FMC Defense Group, from 1989 to 1991. Mr. Foster has been a director of Teleflex, Inc. since May 2013 and serves as the chair of its audit committee.

Key Attributes, Experience and Skills:

Mr. Foster has over 30 years’ management, operations and finance experience with FMC Corporation, including over eleven years as CFO, as well as experience as a director of another public company. He provides expertise and advice in the finance and investor relations areas, and his background in chemical operations has proven valuable in connection with discussions of capital spending and global sourcing. Mr. Foster’s many years of managing a large and geographically dispersed finance organization, his experience as the CFO of a publicly-traded company and his tenure as a member of the board of Hexcel led his fellow directors to appoint him as Lead Director starting in January 2014.

THOMAS A. GENDRON, 56, director since 2010

Position, Principal Occupation, Business Experience and Directorships:

Mr. Gendron has been Chairman, Chief Executive Officer and President of Woodward, Inc., a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets, since 2007. Mr. Gendron was President and Chief Executive Officer of Woodward from 2005 to 2007 and President and Chief Operating Officer from 2002 to 2005. Prior to becoming President of Woodward, Mr. Gendron served in a variety of management positions at Woodward.

Key Attributes, Experience and Skills:

Mr. Gendron’s experience as president and CEO of Woodward, a NASDAQ-listed company, includes extensive operations and marketing experience in the aerospace and wind power industries. Woodward’s global aircraft and wind turbine controls business enables Mr. Gendron to provide the board with insight as to the aerospace and wind power industries, and offer guidance on the development of marketing strategies. In addition, Mr. Gendron’s significant manufacturing management experience makes him well-suited to advise our operations team. His experience evaluating compensation programs as a CEO led to his appointment as chair of the compensation committee in 2016.

JEFFREY A. GRAVES, 55, director since 2007

Position, Principal Occupation, Business Experience and Directorships:

Since May 2012, Dr. Graves has served as Chief Executive Officer and President of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors. From 2005 until May 2012, Dr. Graves served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation as Chief Executive Officer (2003 to 2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001 Dr. Graves was employed by the General Electric Company, holding a variety of management positions in GE’s Power Systems division from 1996 to 2001, and in the Corporate Research and Development Center from 1994 to 1996. Prior to General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves is also a member of the board of directors of MTS Systems Corporation and Teleflex, Inc. Dr. Graves serves on Teleflex’s compensation committee. He was a member of the board of directors of C&D Technologies, Inc. from 2005 through 2012.

Key Attributes, Experience and Skills:

Dr. Graves has more than ten years’ experience as a CEO of three NYSE-listed companies and substantial experience as a director of other US public companies. Dr. Graves has significant global operations and R&D experience, including with GE, holds a PhD in Materials Science and has extensive prior involvement in materials development and application processes for airframe, propulsion systems and energy fields. In addition to the obvious value as an experienced CEO of three public companies, Dr. Graves was recruited to the board to help provide additional technical expertise. He has extensive experience doing business in China and India, enabling him to provide valuable contributions to discussions related to our Asia Pacific strategy, particularly with respect to industrial markets. Dr. Graves regularly reviews our R&D programs and organization and reports back to the board his findings and recommendations. In addition, Dr. Graves has advised on information technology projects based on his past experience with the implementation of enterprise resource planning systems.

GUY C. HACHEY, 61, director since 2014

Position, Principal Occupation, Business Experience and Directorships:

From May 2008 to July 2014, Mr. Hachey served as President and Chief Operating Officer of Bombardier Aerospace, Inc. Prior to joining Bombardier in 2008, Mr. Hachey held numerous roles with Delphi Corporation, including the combined positions of Vice President, Delphi Corporation and President, Delphi Europe, Middle East and Africa, as well as Executive Champion for Delphi’s global manufacturing operations. Mr. Hachey began his career in 1978 with General Motors Corporation where he held manufacturing and engineering leadership positions in Canada and the U.S.

Key Attributes, Experience and Skills:

Mr. Hachey’s six years’ experience as the President and Chief Operating Officer of a major aircraft manufacturer enables him to provide critical insight into Hexcel’s aerospace product offerings across the globe. In addition, Mr. Hachey has significant experience overseeing global automotive manufacturing businesses and is able to offer a valuable perspective to discussions regarding our manufacturing operations, global manufacturing footprint, and industrial markets.

DAVID L. PUGH, 68, director since 2006

Position, Principal Occupation, Business Experience and Directorships:

Mr. Pugh served as the Chairman and Chief Executive Officer of Applied Industrial Technologies Inc., one of North America’s leading industrial product distributors, from October 2000 until October 2011. He was President and Chief Operating Officer of Applied from January 1999 to January 2000 and President and Chief Executive Officer of Applied from January 2000 to October 2000. Prior to joining Applied, Mr. Pugh was senior vice president of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Prior to joining Rockwell, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp. Mr. Pugh is also a member of the board of directors of NN, Inc. and serves on its audit and compensation committees.

Key Attributes, Experience and Skills:

Mr. Pugh was CEO of an NYSE-listed company for eleven years until his retirement in 2011. Throughout his career, he gained extensive operations and sales and marketing experience in large-scale global manufacturing organizations; and extensive experience as a director of public companies. Mr. Pugh’s expertise in factory control systems and equipment maintenance programs has provided valuable expertise to the board and to our operations management team. Mr. Pugh brings important perspectives in the executive compensation area to both the compensation committee and the board, as a result of his varied experiences with other public boards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

We currently have ten independent directors out of eleven directors. Our board affirmatively determined that each director nominee, other than our Chief Executive Officer and President, Mr. Stanage, meets the NYSE director independence requirements. In making these determinations our board considered whether a director has a “material relationship” with us as contemplated by the NYSE listing standards. One non-employee director has a relationship with us other than as a director of Hexcel. Ms. Brubaker is a director of a private aerospace company that is our customer. In determining that Ms. Brubaker did not have a material relationship with us, and thus was independent, our board considered, among other things, the sales to this private aerospace company as a percentage of our total sales, as well as that Ms. Brubaker is not an employee of this private aerospace company and does not have any significant direct or indirect pecuniary interest in the business relationship between us and this private aerospace company.

Meetings and Standing Committees of the Board of Directors

General

During 2016 there were five meetings of the board, and 21 meetings and six actions by written consent in the aggregate of the four standing committees of the board. Each of the incumbent directors who served on the board and its committees during 2016 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2016. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. Each of the incumbent directors other than Mr. Foster attended the last annual meeting of stockholders.

The board has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of our four standing committees operates under a charter adopted by the board. The charter for each committee except the finance committee requires that all members be independent as required by NYSE listing standards. The charter of the finance committee prohibits the committee from taking any action that is required by NYSE rules to be taken by a committee composed entirely of independent directors, unless the finance committee is composed entirely of independent directors. Our board has also adopted a set of corporate governance guidelines. All committee charters and the corporate governance guidelines can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

The table below provides information regarding membership of each board committee and meeting held during fiscal year 2016:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Joel S. Beckman			Ö	Chair
Lynn Brubaker	Ö		Chair
Jeffrey C. Campbell	Chair
Cynthia M. Egnotovich	Ö
W. Kim Foster		Ö	Ö
Thomas A. Gendron		Chair		Ö
Jeffrey A. Graves			Ö	Ö
Guy C. Hachey		Ö
David C. Hill	Ö			Ö
David L. Pugh		Ö	Ö
Number of Meetings	8	6	4	3
Actions by Written Consent	1	—	1	4

Audit Committee

The audit committee assists with the board’s oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 63 of this proxy statement.

All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell is an audit committee financial expert under SEC rules.

The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders or other persons. Any person with such a concern should report it to the board as set forth under “Contacting the Board” on page 15. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. These policies and procedures are described on page 65 of this proxy statement.

Finance Committee

The finance committee provides guidance to the board and management on significant financial matters, including the company’s capital structure, credit facilities, equity and debt issuances, acquisitions, divestitures, liquidity and insurance coverage.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The committee evaluates the board’s performance at least annually. In addition, each committee conducts an annual self-evaluation and we also conduct a peer review of individual directors every other year. The committee has independent authority to select and retain any search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm’s fees and terms of engagement.

The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s supervision and oversight of our business and affairs. The committee also considers the following when selecting candidates for recommendation to the board: broad business knowledge, experience, professional relationships, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate in the context of the needs or stated requirements of the board.

We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. Our corporate governance guidelines also state that our board should generally have no fewer than ten directors to permit diversity of experience. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, as well as race, gender and national origin. Our informal policy regarding consideration of diversity is implemented through discussions among the committee members, and by the committee with our outside search firm and with senior management. The committee assesses the effectiveness of this policy through its annual self-evaluation, a report of which is delivered to the board. Every board candidate search undertaken by us includes diversity as a desired attribute for the candidate.

The nominating and corporate governance committee will consider director candidates recommended by stockholders, as well as by other sources including our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The company’s policy on the consideration of all director candidates, regardless of source, is set forth in the charter of the nominating and corporate governance committee. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

•

The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock, including the class and number of shares owned of record or beneficially by the stockholder or any of its affiliates or associates (and any other direct or indirect pecuniary or economic interest in Hexcel stock, such as any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement) and the length of time the interest in the shares have been held

•

The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the person’s consent to be named as a director if selected by the committee and nominated by the board

•	An advance irrevocable resignation letter providing for the contingent resignation of the candidate in the event that the candidate is elected to the board and subsequently becomes a holdover director

•

The candidate’s written representation and agreement that the candidate (1) would be in compliance, if elected as a director of Hexcel, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of Hexcel, (2) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the candidate, if elected as a director of Hexcel, will act or vote on any issue or question that has not been disclosed to Hexcel in the representation and agreement, and (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Hexcel with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of Hexcel without disclosing to Hexcel such agreement, arrangement or understanding

•	Any information about the stockholder and the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

•	A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

•

Any material interest of the stockholder or any of its affiliates or associates relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

•

Whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made by or on behalf of the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, the stockholder or any of its affiliates or associates or to increase or decrease the voting power or pecuniary or economic interest of the stockholder or any of its affiliates or associates with respect to Hexcel’s capital stock

•

A description of all arrangements or understandings between the stockholder or any of its affiliates or associates and any other person, naming such other person, relating to the recommendation of such candidate

The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held. No stockholder recommendations were made for this Annual Meeting.

Compensation Committee

The compensation committee defines the goals of our compensation policy, reviews and approves our compensation programs and oversees our benefit plans. In this capacity, the compensation committee oversees the administration of our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance-based share awards (“PSAs”) to executive officers, other key employees, directors and consultants.

Additional information regarding the compensation committee, including additional detail about the objectives, policies, processes and procedures of the compensation committee, and information with regard to the compensation consultant retained by the compensation committee (including a description of services provided by the consultant), is set forth in Compensation Discussion and Analysis beginning on page 22 of this proxy statement.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe we have in place sound counter-balancing mechanisms to ensure that we maintain the highest standards of corporate governance and effective accountability of the CEO to the board, including the following:

•	Each of the other directors on the board is independent

•	The board has named a lead director, whose responsibilities are described in detail below

•	Mr. Stanage’s performance and compensation is reviewed, and Mr. Stanage’s compensation is set, by the compensation committee, with formal oversight by the independent directors as a group

•	The independent directors meet regularly in executive sessions without management

•	The board regularly reviews performance, management development and succession plans for executive positions.

Our bylaws dictate that if the chairman of the board is independent, then the chairman will be the lead director or, if the chairman is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Foster to serve as lead director. Mr. Foster has the authority to call a meeting of the independent directors in addition to the responsibilities listed below:

•	Oversees the flow of information to the board

•	Determines the annual master agenda for board meetings with input from management and other directors

•	Collaborates with the CEO to assure that information and materials that are important to the board’s understanding of agenda items are sufficient in scope

•	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO

•	Conducts peer reviews of individual directors as part of the board’s evaluation process

•	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern

•	Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board

Under our corporate governance guidelines, the independent directors are required to meet as a board in executive session, without management, a minimum of two times a year, but normally do so at every regular board meeting.

Risk Oversight

The board is responsible for overseeing our risk management. Twice annually, the board discusses enterprise risk management, defining key risk and business continuity indicators and steps taken to reduce identified risks, including risks related to manufacturing, technology and IT security. In addition, specific board committees are responsible for overseeing specific types of risk. Our audit committee periodically reviews our currency exchange and hedging policies, tax exposures and our processes to ensure compliance with laws and regulations, and also reviews reports from our anonymous hotline that employees can use to report suspected violations of our Code of Business Conduct. The audit committee also regularly meets in executive sessions without management present with our outsourced internal audit firm and our independent registered public accounting firm to discuss areas of concern of which the board should be aware. The finance committee addresses significant financing matters such as our capital structure, credit facilities, equity and debt issuances, liquidity and insurance programs. Our compensation committee establishes compensation policies and programs that do not incentivize executives and employees to take on an inappropriate level of risk, as discussed under “The Process for Setting Compensation—Compensation Risk Oversight” on page 28 of this proxy statement. The nominating and corporate governance committee is responsible for making recommendations to the board regarding succession planning for senior leadership positions. Each of our board committees delivers a report to the board, no later than the next scheduled board meeting, regarding matters considered at committee meetings that have taken place since the last board meeting.

Our senior management meets periodically with our functional leadership teams to discuss and review the risks that exist in connection with our business. Management makes regular presentations to the board, no fewer than two times per year (and more frequently if circumstances warrant), regarding all types of material risks facing the company. At these meetings the board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

Succession Planning

At least annually, the board engages in a review of management developmental and succession planning to assess leadership development programs and organizational effectiveness, and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972. The corporate secretary will review all communications and forward them to the lead director. The corporate secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under “Corporate Governance.” In addition, you may obtain a free copy of the Code by directing your request to

Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the investor relations section of our website under “Corporate Governance.”

Director Compensation in 2016

Our non-employee director compensation program is comprised of a mix of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our board. In May 2016, the compensation committee performed its annual review of the director compensation program compared with survey data from the National Association of Corporate Directors. The review indicated that our director compensation remained competitive with compensation for other similarly sized firms. The compensation committee therefore recommended no changes in 2016 to the annual director compensation.

Annual non-employee director cash compensation consists of a retainer of $58,000 plus:

•	$25,000 for the lead director

•	$12,500 for the audit committee chair

•	$7,500 for the compensation committee chair

•	$5,000 for each of the nominating and corporate governance committee and the finance committee chairs

•	$10,000 for each member of the audit committee (including the chair of the committee)

•	$7,500 for each member of the compensation committee (including the chair of the committee)

•	$5,000 for each member of the nominating and corporate governance committee and the finance committee (including the chairs of the committees)

Upon initial election to the board and on each re-election thereafter, each non-employee director receives a grant of RSUs in an amount determined by the compensation committee as guided by the advice of its independent compensation consultant and other relevant factors. The target grant date value of RSUs issued to directors in 2016 was $105,000. The RSUs vest daily over the twelve months following the date of grant and convert into an equal number of shares of our common stock on the first anniversary of grant unless the director elects to defer conversion until termination of service as a director.

In addition to the annual compensation described above, if a special committee is designated by the board, each non-employee director of that special committee receives $1,000 for attendance at any meeting of that committee.

Our stock ownership guidelines, which are described on page 39, apply to non-employee directors as well as executive officers. All of our non-employee directors are in full compliance with the policy, except for Mr. Hachey and Ms. Egnotovich who were elected to the board in October 2014 and January 2015, respectively.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Joel S. Beckman	73,000	104,999	177,999
Lynn Brubaker	78,000	104,999	182,999
Jeffrey C. Campbell	80,500	104,999	185,499
Cynthia M. Egnotovich	68,000	104,999	172,999
W. Kim Foster	95,500	104,999	200,499
Thomas A. Gendron	75,421	104,999	180,420
Jeffrey A. Graves	68,000	104,999	172,999
Guy C. Hachey	65,500	104,999	170,499
David C. Hill	73,000	104,999	177,999
David. L. Pugh	71,360	104,999	176,359

(1)	The grant date fair value of each RSU granted to directors on May 5, 2016 was $44.08, computed in accordance with FASB ASC Topic 718. This amount does not correspond to the actual value that will be realized by a director. For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	As of December 31, 2016, our non-employee directors had RSUs outstanding as follows:

Number of Outstanding RSUs(a)(b)
Joel S. Beckman	33,908.48(c)
Lynn Brubaker	2,393.46
Jeffrey C. Campbell	35,411.48
Cynthia M. Egnotovich	7,181.09
W. Kim Foster	25,515.46
Thomas A. Gendron	20,823.48
Jeffrey A. Graves	30,147.48
Guy C. Hachey	7,384.75
David C. Hill	16,369.46
David L. Pugh	33,659.48

(a)	All RSUs granted prior to the 2016 annual meeting are vested. Vested RSUs remain outstanding if the director has elected to defer their conversion into shares of Hexcel common stock until such time as the director ceases to be a member of the board. Each director (other than Ms. Brubaker, Mr. Foster and Dr. Hill) elected to defer the conversion of his or her RSUs granted in 2016.

(b)	Includes dividend equivalents accrued on outstanding RSUs during 2016. Earned dividends are accrued as additional units on the underlying RSUs and are distributed when the underlying award is distributed. Only awards made in 2014 or later are entitled to be credited with dividend equivalents.

(c)	Includes 1,590 RSUs held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these RSUs.

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our executive officers in 2016. For additional information concerning Mr. Stanage, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 5.

In 2016, we evaluated our leadership team in light of the significant increase in the size and scope of our operations, and determined that the duties and responsibilities of certain positions had increased over time. To reflect this, we appointed Messrs. Canario, Merlot and Swords as executive officers.

Name	Age on March 17, 2017	Executive Officer Since	Position(s) With Hexcel
Nick L. Stanage	58	2009	Chairman of the Board; Chief Executive Officer; President; Director
Wayne C. Pensky	61	2007	Executive Vice President; Chief Financial Officer
Gail E. Lehman*	57	2017	Executive Vice President; General Counsel; Secretary
Ira J. Krakower**	76	1996	Special Counsel to the Chief Executive Officer
Robert G. Hennemuth	61	2006	Executive Vice President, Human Resources
Thierry Merlot	57	2016	President – Aerospace Europe, Middle East, Asia and Asia Pacific
Michael Canario	49	2016	President – Aerospace Americas
Timothy Swords	54	2016	President – Industrial

*	Ms. Lehman joined Hexcel as Executive Vice President; General Counsel and Secretary on January 3, 2017, replacing Ira J. Krakower.
**	Mr. Krakower was the Executive Vice President; General Counsel and Secretary of Hexcel throughout 2016 until Ms. Lehman’s appointment, at which point he ceased to be an executive officer.

WAYNE C. PENSKY has served as our Executive Vice President and Chief Financial Officer since May 2016. From April 2007 to May 2016, Mr. Pensky was Senior Vice President and Chief Financial Officer. Prior to serving in this role, Mr. Pensky served as Vice President, Finance and Controller of our Composites global business unit since 1998. From 1993 to 1998 Mr. Pensky was our Corporate Controller and Chief Accounting Officer. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., where he had been employed since 1979.

GAIL E. LEHMAN was appointed our Executive Vice President, General Counsel and Secretary in January 2017. Prior to joining Hexcel, she worked at Noranda Aluminum Holding Corporation where she served as Chief Administrative Officer, General Counsel & Corporate Secretary. Prior to Noranda, Ms. Lehman was Vice President, General Counsel & Corporate Secretary at both Hawker Beechcraft Corporation and Covalence Specialty Materials Corporation. Earlier in her career, Ms. Lehman held numerous roles as Assistant General Counsel and General Counsel at Honeywell International, supporting Treasury and Finance, Honeywell Fluorine Products, Engineered Plastics and Specialty Films, and environmental litigation and regulatory compliance.

IRA J. KRAKOWER served as our Executive Vice President, General Counsel and Secretary from May 2016 until January 2017, when he became Special Counsel to the Chief Executive Officer. From September 1996 to May 2016, Mr. Krakower was Senior Vice President, General Counsel and Secretary. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

ROBERT G. HENNEMUTH has served as our Executive Vice President, Human Resources and Communications since May 2016. Mr. Hennemuth joined Hexcel in March 2006 as Senior Vice President, Human Resources. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell

International Inc., (formerly known as AlliedSignal Inc.), where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including the Honeywell Consumer Products Group.

THIERRY MERLOT became President, Aerospace – EMEA/AP in May 2016. From 2010 to May 2016, he was Vice President and General Manager—Aerospace EMEA/AP. Mr. Merlot joined Ciba-Geigy in 1988, and became an employee of Hexcel upon the merger between Hexcel and Ciba-Geigy in 1996. Over the years, he has held several sales and marketing positions in Europe and Asia Pacific for the company. Mr. Merlot began his career in 1983 with Dassault Aviation as an R&D process engineer and Quality Manager for composite materials.

MICHAEL CANARIO became President, Aerospace – Americas in May 2016. From 2010 to May 2016 he was Vice President and General Manager, Aerospace – Americas. Mr. Canario joined Hexcel with the Ciba-Geigy merger in 1996 when he was Manager—International Business Development. He has held several positions within Hexcel including Vice President—Americas Sales and Marketing, Director—Financial Planning and Analysis, Manager—eCommerce and Supply Chain, Finance Manager—Asian Joint Ventures, and Manager—Global Operations Coordination. Prior to Ciba-Geigy, Mr. Canario worked at BP Chemicals as Business Development Manager, Project Engineer, and Operations Manager. Mr. Canario also worked at Leading Systems.

TIMOTHY SWORDS became President, Industrial in May 2016, after serving from October 2012 to May 2016 as Vice President and General Manager—Industrial. He joined Hexcel in 2011 as Vice President, Business Development. Previously, he was General Manager of Commercial Engines Marketing, and Director of Strategic & Regional Marketing at GE Aviation. In addition, Tim spent several years with Honeywell Aerospace, where he served in several positions including Vice President of Technical Sales for Air Transport & Regional and Vice President of Sales, Marketing & Business Development for Engine Systems and Accessories. Early in his career, Tim was Communications Systems Engineer with AG Communications Systems and with the Johns Hopkins University Applied Physics Lab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of February 28, 2017 with respect to the ownership by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
The Vanguard Group(2)	6,748,119	7.4%
100 Vanguard Boulevard
Malvern, PA 19355
Capital International Investors(3)	5,188,450	5.7%
11100 Santa Monica Boulevard
Los Angeles, CA 90025
BlackRock, Inc.(4)	4,931,191	5.4%
55 East 52nd Street
New York, NY 10055
AllianceBernstein L.P.(5)	4,827,866	5.3%
1345 Avenue of the Americas
New York, NY 10105

(1)	“Number of Shares” is based on information contained in a Statement on Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC as indicated in footnote (2) below. The “Percent of Common Stock” is based on such number of shares and on 91,498,818 shares of common stock issued and outstanding as of February 28, 2017.

(2)	Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 13, 2017, The Vanguard Group is an investment advisor that has sole voting power with respect to 53,345 shares, shared voting power with respond to 10,770 shares, sole dispositive power with respect to 6,688,549 shares and shared dispositive power with respect to 59,570 shares.

(3)	Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 13, 2017, Capital International Investors is an investment advisor that has sole voting power with respect to 4,605,515 shares and sole dispositive power with respect to 5,188,450 shares.

(4)	Based on information contained in a Statement on Schedule 13G filed with the SEC on January 30, 2017, BlackRock, Inc. is an investment advisor that has sole voting power with respect to 4,583,580 shares and sole dispositive power with respect to 4,931,191 shares.

(3)	Based on information contained in a Statement on Schedule 13G filed with the SEC on February 10, 2017, AllianceBernstein L.P. is an investment advisor that has sole voting power with respect to 4,057,487 shares, sole dispositive power with respect to 4,788,054 shares and shared dispositive power with respect to 39,812 shares.

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2017 by our current directors and the executive officers listed in the Summary Compensation Table and by all directors and executive officers as a group. The information appearing under the heading “Number of Shares of Common Stock” was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)	Percent of Common Stock(2)(3)
Nick L. Stanage	502,938	*
Joel S. Beckman(4)	33,883	*
Lynn Brubaker(5)	14,011	*
Jeffrey C. Campbell	43,189	*
Cynthia M. Egnotovich	7,156	*
W. Kim Foster	30,185	*
Thomas A. Gendron	42,798	*
Jeffrey A. Graves	30,122	*
Guy C. Hachey	7,560	*
David Hill(6)	19,834	*
David L. Pugh	65,634	*
Wayne C. Pensky	361,878	*
Ira J. Krakower	491,020	*
Robert G. Hennemuth	120,960	*
Thierry Merlot	130,738	*
All executive officers and directors as a group (18 persons)	1,983,576	2.1%

(1)	Includes shares underlying stock-based awards that either were vested as of February 28, 2017, or will vest within 60 days of this date. These shares are beneficially owned as follows: Mr. Stanage 316,360; Mr. Beckman 33,883; Ms. Brubaker 2,358; Mr. Campbell 35,386; Ms. Egnotovich 7,156; Mr. Foster 25,480; Mr. Gendron 20,798; Dr. Graves 30,122; Mr. Hachey 7,560; Dr. Hill 16,334; Mr. Pugh 33,634; Mr. Pensky 268,565; Mr. Krakower 223,432; Mr. Hennemuth 61,223; Mr. Merlot 109,782; and all executive officers and directors as a group 1,265,875. None of our directors or named executive officers has pledged any of our common stock as security.

(2)	Based on 91,498,818 shares of common stock issued and outstanding as of February 28, 2017. As required by SEC rules, for each individual person listed in the chart the percentage is calculated assuming that the shares listed in footnote (1) above for such person are outstanding, but that none of the other shares referred to in footnote (1) above are outstanding.

(3)	An asterisk represents beneficial ownership of less than 1%.

(4)	Includes 1,590 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

(5)	Includes 6,948 shares held by The Brubaker Family Trust. Ms. Brubaker has investment and voting control over such shares.

(6)	Includes 3,500 shares held by The David Hill Trust. Mr. Hill has investment and voting control over such shares

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the material elements of 2016 compensation for our executive officers identified in the Summary Compensation Table on page 43. We refer to these individuals as the named executive officers, or “NEOs.” The compensation committee of the board of directors is responsible for determining the compensation and benefits of the NEOs. The committee’s determination of the compensation of our CEO is subject to ratification by our independent directors.

Executive Summary

In setting NEO compensation for 2016, the committee focused on the alignment of pay and performance with short-term and long-term goals designed to incentivize improvements in key financial metrics. Our 2016 sales, operating income, net income and earnings per share again increased over prior years, continuing our record of strong performance.

We had double-digit adjusted EPS growth of 11.2%1 as we generated $401 million of cash from operating activities. This funded our investments and capital expenditures for capacity expansions in order to support our organic growth. Our total sales increased 7.7%, resulting in an 8.3% increase in operating income, equal to 18.0% of sales. These strong results enabled us to continue to focus on innovation and operational excellence as we drive manufacturing throughput, capacity expansion and technology advances to support our customers’ growth and next generation products.

Our long-term after-tax return on invested capital, or ROIC, remained robust at 14.8% for 2014-2016, demonstrating our continued success at executing our capacity growth plans in a timely and efficient manner and deriving profitable results from our investments. See “Pay for Performance—MICP Annual Cash Incentive” on page 25 and “—Performance Based Share Awards” on page 26 for a description of these metrics as they relate to our incentive awards.

The stockholder advisory votes on our executive compensation held at our 2015 and 2016 annual meetings resulted in approval votes of over 95% in each year. The committee considered these results as general approval of the Company’s approach to executive compensation, and as one factor among many when it made its decision to maintain the principles underlying our existing compensation strategy for 2016. It also considered these results as it set compensation for 2017.

Pay for Performance

We recognize that our stockholders invest in the company with the expectation that we will deliver a level of performance that creates value. We seek to deliver sustainable value, meaning that our actions to generate short-term results should be balanced with the need for investments in technologies, capabilities, products, markets and employees to provide increased profitability over the long-term.

When evaluating the appropriateness of our executive compensation for 2016 relative to our performance, the following considerations are relevant:

•	Did our selection of short-term and long-term financial objectives create incentives to deliver desired levels of performance without encouraging excessive risk taking?

•	Are we investing our capital and resources prudently to generate operating returns that exceed our cost of capital?

[1]	Adjusted EPS is not a financial measure under generally accepted accounting principles (“GAAP”) in the United States. For a reconciliation of adjusted EPS to the nearest GAAP financial measure, see Annex A.

•	Did our performance generate meaningful results under the metrics we use to measure our short-term and long-term performance, as well as Total Stockholder Return (“TSR”)?

As explained below, we believe the answer to these questions is “yes.”

Total Stockholder Return

TSR is one way stockholders may evaluate company performance. The long-term compensation of our CEO is designed to correlate with our TSR because over 50% of his target compensation consists of equity awards, and our stock ownership guidelines require a significant holding of equity. However, TSR can be affected by external forces beyond the company’s control which may not reflect the organic operating performance and profitability of the company over the incentive measurement period. Therefore, we also incorporate the metrics into our compensation program that are described below in the discussion of the individual components of our compensation program.

The year over year improvement in our financial results for each of the last five years has not been consistently reflected in the company’s annual TSR for such years, which has fluctuated from a high of 65.8% in 2013, to a low of -7.2% in 2014, rebounding to 12.9% for 2015 and 11.9% for 2016. In contrast, our ROIC for the three-year period ending December 31, 2016 was 14.8%. This reinforces our belief that it is more appropriate to tie our CEO’s compensation to the achievement of short-term and long-term company performance goals that are selected to drive sustained growth in TSR over time, rather than tying it directly to TSR. The chart below shows our cumulative TSR for the five-year period ending December 31, 2016 compared with our CEO’s total direct compensation (“TDC”) for 2012 through 2016, which demonstrates a positive correlation between TSR and TDC and is a clear indicator of how our compensation program effectively aligns our executives’ interests with those of our stockholders. TDC includes the following components: salary, actual cash incentive award, grant date value of annual equity awards and all other compensation, as derived from the Summary Compensation Table.

•

The five-year cumulative TSR shows the increase or decrease in value of a $100 investment in Hexcel common stock made on January 1, 2012, as of the end of each fiscal year in the five-year period, and includes the reinvestment of dividends paid in 2015 and 2016.

•

Unlike TDC, the SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 43, includes changes in the value of pensions and nonqualified deferred compensation earnings. These changes are not the result of any enhanced benefits under the relevant pension plans or arrangements, but rather reflect valuation methodologies that are driven by accounting and actuarial assumptions, such as the assumed retirement age and the discount rate used to determine the present value of the benefit, as well as by changes in salary and cash incentives paid. These changes in value are not necessarily reflective of compensation actually realized by the NEOs for a particular year, compensation decisions made for a particular year, or a direct reflection of performance by the NEO. We believe that TDC, which does not include changes in the value of accumulated pension benefits and the amount of nonqualified deferred compensation earnings, provides a more meaningful measurement for assessment.

•

The chart shows the TDC for David E. Berges, our former CEO, from 2012 through 2013, and the TDC for Mr. Stanage for 2014 through 2016. See “2016 Executive Compensation Decisions” for a description of the changes in Mr. Stanage’s compensation between August 2013, when he became CEO, and 2016.

Compensation Components

Target compensation in 2016 for our NEOs included salary, annual cash incentive awards granted under our Management Incentive Compensation Plan (“MICP”), and equity awards in the form of restricted stock units (“RSUs”), non-qualified stock options (“NQOs”) and performance-based share awards (“PSAs”). A significant portion of NEO compensation, ranging from 33% to 59% of total target compensation in 2016, was in the form of long-term equity incentives. We believe that the long tenure of our NEOs and their demonstrated commitment to the long-term performance of the company reinforces the effectiveness of our compensation strategy.

Actual NEO compensation in 2016 included the following elements:

Element	2016 Pay Action
Base Salary	Increased NEO salaries (other than Mr. Merlot) at the start of the year based on individual performance and evaluation against our comparator group. Increases ranged from 3.0% to 5.1%. Increased Mr. Merlot’s salary by 11.5% upon his promotion to President, Aerospace – EMEA/AP in May 2016.
MICP	Awarded a payout of 146.5% of target under our MICP based on performance against targets for Cash from Operating Activities, Adjusted EBIT and Adjusted Diluted Earnings per Share. See “Pay for Performance—MICP Annual Cash Incentive” below.
Equity-Based Awards	Continued our practice of awarding our NEOs a mix of NQOs, RSUs and PSAs with an overall design to provide performance-based incentives aligned with stockholder interests and long-term company strategy. Target equity compensation for Mr. Stanage consisted of 37.5% NQOs and 62.5% PSAs, while the other NEOs’ target equity compensation for 2016 consisted of 25% RSUs, 37.5% PSAs and 37.5% NQOs. See “2016 Executive Compensation Decisions – Equity Awards” on page 33.

MICP Annual Cash Incentive

We designed our performance metrics for 2016 MICP awards to incentivize our leaders to achieve improvements in three areas: Adjusted EBIT, Cash from Operating Activities and Adjusted Diluted Earnings per Share. Each metric was equally weighted. In January 2017, the compensation committee certified the degree of attainment of the 2016 financial metrics, which resulted in a payout percentage of 146.5% of the aggregated target awards for all participants in the MICP. The committee continued to believe that these metrics appropriately align pay with performance and motivate management to strive for continuously improving performance. Targets for 2016 were set in excess of 2015 actual results for each of the MICP metrics, which challenged the management team to continue to improve profitability and cash flow despite anticipated increases in depreciation, cash taxes and interest expense, as well as increasing customer demands for productivity and cost competitiveness. The management team achieved above-target performance on the Cash from Operating Activities and Adjusted Diluted EPS metrics, and was slightly under target on the Adjusted EBIT metric, which nevertheless represented an 8% increase over the prior year. See “2016 Executive Compensation Decisions – MICP Awards” on page 32.

The following GAAP and non-GAAP financial measures were used to measure performance for our 2016 annual cash incentive awards granted under the MICP:

“Cash from Operating Activities” means cash provided by operating activities of continuing operations from the consolidated statement of cash flows, measured from September 30, 2015 to December 31, 2016.

“Adjusted EBIT” means operating income plus the sum of business consolidation and restructuring expense and other expenses (income) and eligible severance payments.

“Adjusted Diluted Earnings per Share” means the quotient of Adjusted EBIT minus interest expense minus income taxes plus equity in earnings from affiliated companies, as adjusted, divided by the weighted average number of diluted shares of common stock outstanding.

Performance-Based Share Awards

The PSAs awarded in 2014 used Return on Invested Capital, or “ROIC,” for the purpose of assessing our performance for the three-year performance period ending December 31, 2016. ROIC was selected for the PSAs because it measures both earnings growth and the efficient management of the assets of the company. ROIC for these PSAs was defined as the average return for 2014, 2015 and 2016 divided by the average invested capital as of December 31, 2013, 2014, 2015 and 2016, where:

•	“Return” generally means operating income, adjusted for other operating expense (income), taxes and including equity in earnings from affiliated companies, and

•	“Invested capital” generally means stockholders’ equity plus net debt.

In January 2017, the compensation committee certified that for the 2014-2016 performance cycle we achieved ROIC of 14.8%, which resulted in an award of 123.2% of the target established for the performance cycle. This result demonstrates that our performance continued to be strong in the long-term as well as in the short-term, as our investments generated a return that greatly exceeded our cost of capital, while we continued to make substantial investments in capacity to support customer demand.

We pay incentive compensation only after the committee has certified our performance results and corresponding MICP and PSA awards for the applicable performance periods. In certifying the results, the committee performs a review of our financial performance against goals following verification of the calculations by our independent auditors.

The Process for Setting Compensation

Compensation Philosophy

The company’s compensation philosophy, as articulated by the compensation committee, is:

•	To attract, retain and motivate a high caliber of executive talent

•	To ensure that a significant portion of total target compensation is variable compensation based on company performance

•	To encourage long-term focus while recognizing the importance of short-term performance

•	To determine compensation based on forward-looking considerations and not solely on the basis of past compensation or results

•	To align executive and stockholder interests by requiring NEOs to meet share ownership guidelines and prohibiting them from hedging our stock

•	To establish goals for performance-based compensation that are challenging yet attainable

•

To discourage excessive risk taking by structuring our pay to consist of a blend of both fixed and variable elements, using an appropriate mix of short and long-term company performance metrics, and setting maximum total payouts

•

To prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct or malfeasance. See page 40 for a description of our policy regarding executive misconduct, which authorizes recovery of incentive compensation from an executive.

The process used by the company to implement this philosophy is described below.

The Compensation Committee

The compensation committee operates under a written charter approved by the board and reviewed by the committee annually. The charter provides that the committee is accountable for defining the goals of our compensation policy, reviewing and approving our compensation programs, and overseeing our benefit programs. The committee reviews and approves the compensation of the NEOs on an annual basis, including salary, cash incentives, equity grants and benefits. The committee’s approval of the compensation of our CEO is subject to ratification by our independent directors. The committee also reviews annually the benefit plans applicable to all of our employees, including the NEOs. In addition, the committee periodically reviews our retirement benefits for NEOs.

Compensation Consultant

The committee retains an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy” or “the consultant”), to assist it in establishing and reviewing executive compensation. The consultant reports directly to the compensation committee and the committee has the sole authority to approve the consultant’s fees and the other terms of engagement. In accordance with NYSE listing standards, the committee assessed the independence of Semler Brossy. The committee determined that Semler Brossy is independent based on those standards and that its work for the committee has not raised any conflicts of interest. Specifically, the consultant has not performed, and does not currently perform, consulting work for management. If management requests any work from the consultant, the consultant must first obtain the approval of the chair of the committee.

The committee has engaged the consultant to provide advice to the committee with the objective of creating long-term value for stockholders through our compensation programs. In providing this advice, the committee asks the consultant to inform the committee periodically of compensation-related developments that may influence the committee’s decision-making processes, including changes to regulations. The consultant is expected to communicate regularly with management to understand the company’s business environment, talent needs, and compensation considerations (from the perspective of both the committee and management). In addition, prior to committee meetings, the consultant confers with the committee chair regarding the matters to be discussed at the meeting, and confers with management on management presentations to the committee. In the event the consultant may differ with management after conferring, the consultant will review any differences independently with the committee, or together with management and the committee, as the committee determines to be appropriate.

With the recommendation and consent of the committee, our CEO confers with the consultant when developing compensation recommendations for the other NEOs. On behalf of the committee, senior management periodically confers with the consultant on our executive compensation programs and may request the consultant’s views regarding the modification of existing programs, the adoption of new programs, or preparing offers of employment to senior executives.

Compensation Risk Oversight

In response to a committee request, in 2016 management completed a comprehensive review and analysis of our control environment to determine whether current compensation policies, practices and programs could result in financial, operational, regulatory, compliance or reputational risk to the company. The results of the review were presented to the committee, which considered risk-mitigation features such as maximum award levels, the use of multiple financial metrics, multi-year vesting and stock retention requirements, and our clawback policy. The committee concluded that we have incentive compensation programs that properly align pay and performance without encouraging excessive financial risk-taking. We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. Management will continue to conduct annual risk assessments and advise the committee of any findings and recommendations to effectively manage compensation risk.

Competitive Assessment

Each year the committee specifically reviews performance and authorizes the salaries, incentives, and equity grants for the NEOs. In making these determinations, the committee considers prevailing compensation practices of the comparator group as well as general industry survey data, experience, tenure in position and other factors it deems relevant.

The Comparator Group

The comparator group is comprised of companies which have attributes that, when viewed as a whole, represent a reasonable comparison to us in a number of relevant respects. In particular, the following criteria are considered in selecting our comparator group:

•	Industry, such as aerospace, defense and specialty chemicals

•	Business complexity and international scope and operations

•	Market for investor capital

•	Company characteristics such as revenues, market capitalization and geographic location

•	Competition for executive and managerial talent

The comparator group is selected by the committee based on recommendations by our consultant with input from management. The committee reviews companies included in the comparator group annually, and periodically conducts a detailed assessment of their continued relevance to the company. The committee conducted such an assessment in 2015, after which the committee determined that changes were appropriate to meet the foregoing criteria. We removed Cytec Industries Inc., which was in the process of being acquired, FMC Corporation and Kaman Corporation, which the committee determined no longer provided relevant business comparisons under more than one of the consideration criteria. The committee added Orbital ATK, Inc. and Rockwell Collins, Inc., both aerospace companies, and Woodward Inc., a company in the aerospace and industrial sectors, as they were deemed to be more directly comparable than the eliminated entities.

The comparator group companies considered by the committee in determining NEO compensation for 2016 were:

AAR Corp.	Crane Co.	Orbital ATK, Inc.
Albemarle Corporation	Curtiss-Wright Corporation	Rockwell Collins, Inc.
Barnes Group Inc.	Esterline Technologies Corporation	A. Schulman, Inc.
BE Aerospace, Inc.	H.B. Fuller Company	Teledyne Technologies Inc.
Cabot Corporation	Moog Inc.	Woodward, Inc.

General Industry Survey Data

In addition to comparator group data, the committee also reviewed market data for each NEO on base, target bonus and total direct compensation from the Equilar Total Compensation Report (“Equilar”), an executive compensation survey. The Equilar survey was used to compare each of our NEOs with those in the same or similar position in companies with revenues similar to Hexcel. While we rely primarily upon the comparator group data, the committee uses the Equilar data as a secondary reference to ensure that our compensation practices are similar to those in a broader industry index of companies with similar revenues. As a third reference point, the committee also considers the Towers Watson General Industry Executive Database, a large compensation survey of hundreds of companies in various industries, including aerospace, chemicals, automotive and defense. Neither the committee nor the company has any input into the scope of the companies included in the survey. Due to the breadth of the survey, we size adjust the data based on our revenue for purpose of comparison.

Use of Company Performance in our Compensation Programs

We provide the opportunity for both cash and stock incentives based on achievement of performance goals. Cash awards are available under the MICP. PSAs are earned over a three-year performance period and are granted under our general long-term incentive plan that provides for the granting of various stock-based awards. Our compensation committee considers and grants MICP and stock-based awards on an annual basis. With input from management and the consultant, and following management’s presentation to the board of a five-year strategic review and current year business plan, the committee selects performance metrics and goals and determines the relationship between the achievement of performance and the size of the award payable at threshold, target and maximum performance levels. The selected metrics and goals are intended to incentivize high levels of achievement consistent with our overall business objectives for the performance period.

Use of Individual Performance in our Compensation Programs

CEO

Each year the committee establishes individual performance objectives for the CEO, and evaluates the CEO’s performance against the objectives for the preceding year. The CEO’s MICP award opportunity is based solely on company performance. However, the committee considers achievement of his individual objectives in deciding whether to exercise negative discretion to reduce his MICP award and in setting his target compensation for the subsequent year. At least twice annually, the full board of directors reviews the CEO’s performance, and the lead director then discusses the board’s assessment with the CEO. This assessment includes a review of overall performance of the company, the degree to which strategic objectives are being met, leadership accomplishments, and other factors deemed relevant to the CEO’s performance. The consultant assists the committee in evaluating competitive CEO compensation data and potential compensation actions that could be taken in light of this performance. Our compensation committee charter requires that all decisions regarding CEO compensation be ratified by our independent directors. The CEO has no role in setting his own compensation.

Other NEOs

Each year, the CEO establishes individual performance objectives for the other NEOs and evaluates their performance against the objectives for the preceding year with additional input from the board. MICP award opportunities for Messrs. Pensky, Krakower and Hennemuth are based solely on company performance, subject to the committee’s authority to exercise negative discretion to reduce an NEO’s MICP award. Mr. Merlot’s MICP award is based 70% on company performance and 30% on performance objectives set by Mr. Stanage at the start of each year. The committee receives the CEO’s assessment of each NEO’s overall performance, criticality to business strategy, career potential, and retention risk. For each NEO, the CEO makes recommendations regarding the MICP award and compensation for the next year. These recommendations are reviewed with the consultant, who advises the committee on the reasonableness of the recommendations relative to competitive norms. While the committee gives appropriate weight to competitive data and the CEO’s recommendations, the committee ultimately exercises its judgment based on the committee’s assessment of the performance of each NEO.

Committee’s Use of Tally Sheets

As part of the committee’s review of the annual target compensation of the NEOs, the committee reviews “tally sheets” for each of the NEOs which reflect base salaries, annual bonuses and equity awards plus other forms of compensation such as employer contributions to our qualified and non-qualified deferred compensation plans, health insurance, and perquisites. With the assistance of the consultant, the committee also uses the tally sheets to provide assurance that our compensation programs are reasonable and in line with industry practices. In addition to the tally sheets, the committee reviews various termination scenarios for our NEOs.

2016 Executive Compensation Decisions

In establishing appropriate compensation opportunities for NEOs, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks, and market data. We consider total compensation as well as each component of total compensation against the comparator group. See “The Process for Setting Compensation—Competitive Assessment” on page 29 of this proxy statement. For 2016, target compensation for each NEO fell between the median and 75th percentile of the comparator group, reflecting the experience of several of our NEOs as well as their sustained good performance.

Applying these factors, the committee determined that 2016 executive compensation would consist of four primary components—salary, short-term cash incentive, long-term equity incentives and a benefits package. The following chart shows each NEO’s salary, target cash incentive under the MICP, and target equity awards in 2016, in each case as a percentage of the NEO’s salary, and the percentage increase in the percentage target for the component over the prior year. For purposes of calculating the percentages in the chart, the value of each equity award is determined in the same manner used to determine the grant date values appearing in the last column of the Grants of Plan-Based Awards in 2016 table on page 45.

NEO	Salary	% Increase from 2015	Target MICP Award as Percentage of Salary	Percentage Point Increase in Target Percentage from 2015	Grant Date Fair Value Equity Awards as Percentage of Salary	Percentage Point Increase in Target Percentage from 2015
Nick L. Stanage	$930,000	5.1%	100%	0%	290%	30%
Wayne C. Pensky	$508,430	5.0%	75%	0%	185%	0%
Ira J. Krakower	$423,288	3.0%	70%	0%	150%	5%
Robert G. Hennemuth	$402,332	3.7%	60%	0%	140%	0%
Thierry Merlot*	$320,633	11.5%	55%	5%	75%	0%

*	Mr. Merlot became an executive officer effective May 1, 2016. At that time, his salary increased from €269,164 to €300,000 ($297,884 to $332,010), an increase of 11.5%, which resulted in a blended salary of €289,720 ($320,633) for the year. In addition, his target MICP as a percentage of his salary increased from 50% to 55%, which resulted in a weighted average target of 53.33% for 2016. The rate used to convert his salary for 2016 was €1 = $1.1067. This rate is the average of the average ask prices for each day in the applicable year.

The committee considered the following factors, among others, in determining the initial 2016 compensation of each of our NEOs:

Nick L. Stanage: Mr. Stanage received an increase in his total compensation that reflected his continued success in the role of CEO and the company’s sustained strong performance during his tenure. Mr. Stanage successfully led our continued growth through new product introductions, strategic investments and technical collaborations, increased operational efficiency and successful management of our capital expansion programs. He oversaw efforts to increase our organizational capability to support growth through human capital acquisitions, increased customer engagement and the continuous improvement of our operational processes in the areas of safety, quality, on-time delivery, productivity and velocity. Mr. Stanage continued to lead efforts to further align the company’s technology development efforts with customer needs, resulting in long-term agreements with key customers for new products on new aerospace and industrial programs. In addition, Mr. Stanage continued to oversee the development of the company’s strategic planning, business development and succession planning processes.

Wayne C. Pensky: The increase in Mr. Pensky’s total compensation recognized his leadership of the finance function that contributed to the company’s overall excellent financial performance. Mr. Pensky successfully implemented new borrowing strategies (including the issuance of $300 million of publicly traded notes) that diversified our debt structure, implemented cash management and tax strategies that resulted in substantially decreased interest expense and provided significant tax savings and benefits. Mr. Pensky also directed our financial reporting efforts as the company met its internal and external reporting deadlines without experiencing any significant deficiencies with respect to internal controls, led efforts to improve management of our capital structure through the initiation of dividends for the first time in more than 20 years and share repurchases, managed the finance function to change with the organization and managed costs and operating performance to help achieve record profitability.

Ira J. Krakower: Mr. Krakower’s compensation reflected his effective management of the legal, intellectual property, and international trade control functions, including litigation strategies, counselling the board and management on matters of governance, as well as his oversight of the adoption and implementation of the company’s compliance policies pertaining to ethical conduct of business. He also provided experienced counsel on mergers and acquisitions and global tax strategies, and he provided valuable input into the company’s strategic direction and assessment of opportunities for expansion.

Robert G. Hennemuth: Mr. Hennemuth’s compensation for 2016 was increased in recognition of his leadership of the company’s executive and leadership development and succession planning activities, including the launch of the company’s first career pathing program, recruitment and retention strategies, as well as the support he provided to the compensation committee on matters of executive compensation and to the nominating and corporate governance committee on matters related to board composition and director succession planning. In addition, Mr. Hennemuth was instrumental in supporting various corporate communication, business development and diversity outreach activities, ongoing deployment of advance functionality of human resources software solutions, and led a project to drive improved cross-functional alignment in integrated supply chain activities.

Thierry Merlot: Mr. Merlot was appointed President, Aerospace – EMEA/AP effective May 1, 2016, at which time he became an executive officer. Upon his appointment, his compensation was increased to reflect the additional responsibilities commensurate with the position, as well as his long-tenured leadership and excellent relationships with key customers across Europe, the Middle East and Asia.

MICP Awards

The MICP is a stockholder-approved plan that provides an annual cash incentive opportunity to select key employees including the NEOs. The cash incentive award payout amounts for 2016 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Under the plan, competitively-based cash incentive target amounts, expressed as a percentage of salary, are established for participants at the beginning of each year by the committee.

During meetings held in December 2015 and January 2016, the committee established the 2016 performance metrics described below for all participants in the MICP including our NEOs (there were 209 participants overall). The maximum award for each performance metric was 200% of the target award for that measure. The maximum consolidated award was 200% of the weighted average of the awards determined for each performance metric. Nothing is paid in respect of a performance metric if the threshold level for that measure is not attained. Cash incentive awards paid to NEOs for 2016 were determined based on the degree of attainment of these predetermined objective financial performance metrics, and for Mr. Merlot, also his personal performance objectives.

For 2016, performance was measured against three metrics: Adjusted EBIT, Cash from Operating Activities and Adjusted Diluted Earnings per Share, with each component given equal weight. This approach is consistent with our MICP approach in 2015, as the committee continues to believe that this mix effectively aligns short-term incentives for plan participants with key financial metrics that are critical to the company’s long-term success.

The MICP provides for the grant of “qualified awards,” which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and for the grant of “non-qualified” awards, which are not intended to qualify as “performance based compensation” under Section 162(m). See below under the heading “The Impact of Tax Regulations on our Executive Compensation—Deductibility of Compensation—Section 162(m)” for details on the impact of Section 162(m). At the end of the performance period, the committee has discretion to adjust a qualified award downward, but not upward, from the objectively determined level of attainment of the performance metric. Non-qualified awards can be adjusted upward or downward. In 2016, the committee did not exercise negative discretion in making MICP awards.

Equity Awards

Equity incentives foster the long-term perspective necessary for continued success in our business. They also align the interests of our NEOs with stockholder interests and are an important element of our goal to be competitive with peer companies. We make annual awards of equity incentives to NEOs. Equity awards prior to May 2013 were made under our 2003 Incentive Stock Plan (the “2003 ISP”). In May 2013, our stockholders approved the adoption of the 2013 Incentive Stock Plan (the “2013 ISP”), which supersedes the 2003 ISP and governs all awards made after May 2013. On occasion we make unique individual awards to NEOs when special recognition is warranted. Under our equity award policy:

•	Equity awards may be authorized only by the board, the compensation committee, or by an equity grant committee specifically authorized by the board or the compensation committee

•	The compensation committee has the discretion to authorize grants outside the policy when circumstances warrant

•	The per share exercise price of a stock option shall not be less than the closing price of a share of our common stock on the NYSE on the date of grant

•

We value equity grants and set the exercise price of an NQO on the third trading day after we next release earnings following a grant authorization to allow the public market an opportunity to digest our most recent financial results and establish the fair market value of a share of our common stock on the date of grant. The ISP prohibits the grant of backdated equity awards

In January 2016, we used three forms of equity incentives granted to the NEOs under the 2013 ISP: NQOs, RSUs and PSAs. At its meeting in January 2016, the committee approved the dollar value of each NEO’s aggregate equity award for 2016 as a percentage of the NEO’s salary for 2016, and approved the forms in which the awards would be granted. The committee considered the appropriateness of our long-term incentive award metrics and percentage mix of our long-term incentive awards based upon our compensation philosophies and review of our peer group practices and, with guidance from the compensation consultant, determined that the mix of types of awards for 2016 would be:

•	Mr. Stanage: 37.5% NQOs; 62.5% PSAs

•	Messrs. Pensky, Krakower, Hennemuth and Merlot: 37.5% NQOs; 25% RSUs; 37.5% PSAs

This is consistent with the mix of awards granted in 2015. The committee continues to believe that it is important that a substantial portion of the long-term awards be made in the form of performance-based awards tied to specific company performance metrics, to more closely align the interests of our NEOs with those of our stockholders and to bring our compensation practices in line with the market trends towards greater emphasis on performance-based equity compensation.

Valuation

On January 26, 2016 (the grant date for such awards as determined in accordance with our equity award policy), the dollar values were converted into a number of NQOs, RSUs and PSAs based on the valuation methodology used by us to determine accounting expense for the fair value of the awards under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The RSUs and PSAs were valued, for each share they represented, at the closing price of our common stock on the NYSE on January 26, 2016 ($41.71). The value of both the RSUs and PSAs was not discounted to reflect that the awards vest over time, nor were the PSAs discounted to reflect the degree of difficulty of attaining the applicable performance goals. The NQOs awarded to NEOs were valued at $15.61 for each share based on a Black-Scholes value determined as 37.4% of the closing price of a share of our common stock.

Non-Qualified Stock Options

NQOs have an exercise price equal to the closing price of our common stock on the NYSE on the grant date, typically have a term of ten years and vest ratably over three years. Because financial gain from NQOs is only possible if the price of our common stock increases during the term of the NQO, we believe grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to a long-term increase in the price of our common stock, which aligns the interests of our NEOs and other employees with those of our stockholders.

Restricted Stock Units

RSUs represent units that generally vest and convert into shares of our common stock on a one-to-one basis ratably over three years. Because RSUs are valued at the closing price of common stock on the date of grant, a grant of equity award value in the form of RSUs results in the issuance of fewer shares and less dilution than would result from providing the same value in the form of NQOs. RSUs are also an important vehicle to attract executive talent and to enhance retention of key employees. RSUs granted after January 1, 2014 provide for the accrual of dividend equivalents on the shares underlying the award. Any accrued dividend equivalents are paid only to the extent that the underlying awards vest. The company began paying a quarterly dividend of $0.10 per share in the first quarter of fiscal 2015 and increased the dividend to $0.11 per share beginning with the second quarter of fiscal 2016.

Performance-Based Share Awards

PSAs provide an opportunity to receive a number of shares of our common stock based upon achievement of a measure of our performance over a multi-year period. There is a threshold, target and maximum number of shares that can be earned over the performance period. The maximum number of shares that can be earned is 200% of target. PSA grants encourage NEOs and other employees to focus on improved long-term financial performance and increases in the price of our common stock. The PSAs granted after January 1, 2014 also provide for the accrual of dividend equivalents on the shares underlying the award. Any accrued dividend equivalents are paid only to the extent that the underlying shares are earned.

Since 2012, the company has used Return on Invested Capital, or “ROIC,” to measure our long-term success. ROIC is based on after-tax results, which is the way investors evaluate our performance. ROIC incentivizes the efficient use of assets to improve the return we earn on our investments and provides alignment with our strategic plan to achieve long-term growth in net earnings.

While the committee believes that the use of ROIC to measure long term performance continues to be appropriate due to the importance of ROIC to investors, in 2015 it added a second metric, cumulative GAAP earnings per share, or “EPS,” in order to more closely align operational performance with external expectations. EPS growth is a good indicator of overall company performance and is one factor used by investors to assess company performance. Therefore, introduction of this second metric aligns executive performance with stockholder interests and complements the ROIC metric during a period of significant capital expenditures. This results in an award structure which not only encourages the efficient use of capital, but also incentivizes the attainment of cumulative earnings over the performance period.

2016-2018 PSAs

For the 2016-2018 PSAs, the number of shares earned will be determined using two metrics: ROIC, weighted at 75%, and Cumulative Earnings per Share, weighted at 25%. Each metric will be calculated over the three-year period ending December 31, 2018.

ROIC is defined as the average return for 2016, 2017 and 2018 divided by the average invested capital as of December 31, 2015, 2016, 2017 and 2018, and will be calculated in the same manner as for prior PSA awards (see explanation under the heading “Performance Share Awards”).

Cumulative Earnings per Share is defined as the sum of the Company’s consolidated diluted earnings per share for the fiscal years ending December 31, 2016, 2017 and 2018, presented in conformity with GAAP.

The following chart indicates the awards payable for 2016-2018, as a percentage of target awards, at various levels of attained combined ROIC and Cumulative Earnings per Share:

2016-2018 PSA

Payout Schedule

ROIC and EPS target levels were established by the committee in late 2015 and early 2016 after review of the strategic plan for 2016-2018. The committee also took into account the fact that the company had consistently achieved ROIC in excess of most of its industry peers. Target levels chosen were challenging, yet attainable, giving consideration to:

•	The forecasted level of sales based on our customers’ announced build rates

•	The probability of a change in sales in the event of increases or decreases to forecasted aircraft build rates or delays or accelerations in new programs

•	Our planned capital investments in new manufacturing plants and capacity during the period and the corresponding increase in depreciation

•	Our objective of achieving a return on capital greater than our cost of capital

Benefits and Retirement Plans

Our employees are offered participation in a variety of retirement, health and welfare, and paid time-off benefit plans which promote employee well-being and retention. Our NEOs may participate in these plans to the same extent as our other employees. These plans may be subject to tax and regulatory restrictions that may limit benefits payable under the plan or impose adverse consequences if benefits are paid based on compensation above certain levels. These plans play an important role in keeping us competitive in attracting and retaining officers.

Qualified 401(k) Plan

Our qualified 401(k) Plan allows substantially all US employees to contribute up to 75% percent of their cash compensation. The plan further provides:

•	that employee contributions and earnings thereon are 100% vested at all times

•	for a 50% company match on employee contributions, up to a maximum of 6% of total cash compensation

•	for a discretionary profit sharing contribution into the plan annually as determined by the compensation committee

•

for a fixed contribution of an additional 2% of each employee’s cash compensation each year, or 4% for employees who were 45 years of age on or before December 31, 2000 and employed by us as of such date

•	for all matching, discretionary and fixed contributions and earnings to vest at the rate of 20% for each year of service with us—meaning that all contributions are fully vested after five years

One of the investment options in the 401(k) plan is a Hexcel stock fund. Senior executives, including all the US-based NEOs, are not permitted to invest in this fund. Other employees may only invest company contributions, and not their own contributions and earnings, in the Hexcel stock fund.

Amounts contributed by the company to the 401(k) Plan on behalf of the US-based NEOs are included in “All Other Compensation” in the Summary Compensation Table on page 43.

Nonqualified Deferred Compensation Plan

Our US-based NEOs are eligible to participate in the nonqualified deferred compensation plan (“NDCP”). The NDCP is an unfunded plan that permits employees with compensation above the IRS limits permitted under our qualified 401(k) plan to continue to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions. Terms of the plan are as follows:

•	participants can defer any amount of their cash compensation (salary and cash incentive award) on a pre-tax basis

•

all of our matching contributions are made on the same 50% basis as described above with respect to the qualified 401(k) plan, but only with respect to the participant’s deferrals under the NDCP up to 6% of their compensation in excess of the compensation taken into account for purposes of determining contributions to the qualified 401(k) plan

•

all of our other contributions—discretionary profit-sharing, and fixed contributions—are made on the same basis as described above with respect to the qualified 401(k) plan, but only with respect to the amount of the participant’s compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan

•	employee and company contributions are 100% vested at all times

•	the investment options generally mirror those available in our qualified 401(k) plan, except that the Hexcel stock fund is not an option

•	distributions are in a lump sum or in a series of monthly, quarterly or annual installments after termination of service, as elected by the employee

•	in-service distributions are generally prohibited except in the case of an unforeseeable emergency

•	loans from the NDCP are prohibited.

See “Nonqualified Deferred Compensation in Fiscal Year 2016” on page 52 for details on our US-based NEOs’ participation in the NDCP.

Supplemental Benefits for US-Based NEOs

•	We have entered into the following supplemental retirement agreements with our US-based NEOs, which are described on pages 49-52 under “Pension Benefits in Fiscal Year 2016”:

•	supplemental executive retirement agreements (“SERPs”) with Messrs. Stanage and Krakower

•	executive deferred compensation arrangements (“EDCAs”) with Messrs. Pensky and Hennemuth

The committee periodically reviews these supplemental retirement benefits and would specifically review the competitive aspect of this type of benefit upon a future NEO hire.

•

For each of our US-based NEOs, we provide a death benefit so long as they continue to be employed by us equal to two times the sum of (i) salary on the date of death and (ii) the average of the MICP awards paid in the three years prior to death, up to a maximum of $1,500,000 for Mr. Stanage.

Retirement Plans in which Mr. Merlot Participates

Mr. Merlot’s retirement benefits are governed by the terms of the collective labor agreement for the Chemical Industries in France (the “French CLA”) and French social programs. Under the French CLA, Mr. Merlot is entitled to receive a retirement indemnity equal to four months’ salary, plus a six month notice period and a payment related to his non-competition obligations, unless such obligations are waived by Hexcel upon retirement. Mr. Merlot also receives a pension which is funded by contributions from the company and Mr. Merlot as required by French regulations.

Perquisites

We provide only limited perquisites to our NEOs, and Mr. Stanage does not participate in our annual perquisites program. For each of Messrs. Pensky, Krakower and Hennemuth, our perquisites program is designed to provide specific benefits that will enhance retention. The committee reviews our perquisites program annually. Our perquisites program for US-based NEOs provides for an annual car allowance of $12,000, and an additional annual allowance of up to $10,600 (for Messrs. Pensky and Krakower), and $5,600 (for Mr. Hennemuth), which is only paid if actually used. These amounts have not increased since 2000. The additional allowance may be used for:

•	reimbursement of club membership dues

•	expenses incurred for financial counseling and tax preparation

•	premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives

Our US-based NEOs are not permitted to use any part of the additional annual allowance as a reimbursement for taxes due on the income recognized by the US-based NEOs as a result of receiving these perquisites.

As a non-US based NEO, Mr. Merlot receives only a car allowance, in accordance with local practices for employees in France.

We believe that the perquisites we offer to our NEOs are reasonable in amount.

Severance and Change in Control Arrangements

We agreed to provide certain payments, benefits or enhancements to our US-based NEOs as a result of certain terminations of employment or upon a change in control. These benefits are designed to enhance our ability to attract and retain executives as we compete for talented individuals in a competitive marketplace. The principal benefits are the following, which are more fully described on pages 49-57. The committee periodically reviews these benefits and is mindful of market trends and advocacy regarding these benefits.

Severance Benefits Upon Termination of Employment

We provide payments and enhancements upon termination of employment of the US-based NEO by us without cause or by the US-based NEO for good reason. We believe the level of benefits is both reasonable and competitive. Mr. Merlot’s separation benefit is determined under the French CLA.

We entered into a Separation and Consulting Agreement with Mr. Krakower which sets forth the terms of Mr. Krakower’s departure from the company. A description of this agreement can be found on page 46.

Single-Trigger Equity Vesting

We utilize “single-trigger” vesting for equity awards—which means the equity awards vest upon a change in control. In adopting this approach, the compensation committee considered the following:

•

a single trigger on equity vesting can be an especially powerful retention device for senior executives during change in control discussions, as equity represents a significant portion of total compensation

•

the desire to provide senior executives with the same opportunity as stockholders have to realize value at the time of a change in control, consistent with the intended alignment of their interests to those of stockholders

•	the fact that the company may no longer exist after a change in control, or performance metrics may become misaligned with strategies formulated by new management or a new board

Modified Gross-Up

Messrs. Pensky, Krakower and Hennemuth are entitled to receive a “modified gross-up” for excise taxes incurred on “excess parachute payments” for any excise tax incurred under Section 280G and Section 4999 of the Code in connection with a change in control.

The modified gross-up provided by the company entitles an eligible NEO to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999, but only if the total “parachute payments” exceed such NEO’s safe harbor amount (the amount to which the NEO’s change in control payments would need to be reduced in order to avoid the imposition of the excise tax) by 10% or more. We have agreed to reimburse the NEOs for the excise tax as well as any income tax and excise tax payable by the NEO as a result of any reimbursements for the excise tax. If the NEO’s total “parachute payments” are less than 10% over the safe harbor amount, such NEO’s change in control payments will be reduced by an amount necessary to avoid the imposition of the excise tax.

Mr. Stanage’s severance benefits are subject to our Executive Severance Policy, which does not provide for a gross-up payment for any excise tax incurred under Section 280G and Section 4999. See page 52 for a description of the Executive Severance Policy and its applicability to Mr. Stanage. No newly hired or promoted executives will be eligible for gross-up payments under 280G.

If a change in control and termination of employment occurred on December 31, 2016, none of our eligible NEOs would have received a gross-up payment.

Stock Ownership Guidelines

We believe that when executives and directors own a meaningful amount of equity, it creates better alignment with stockholder interests, so we require all of our NEOs and directors to meet specified ownership guidelines for our common stock. Under the company’s stock ownership guidelines:

•	the executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service;

•

unvested awards do not count as shares owned, only shares received upon conversion or exercise of awards, or, in the case of our directors, awards that vested but for which the director elected to defer conversion, count as shares owned

•	the target dollar value is as follows*:

CEO	6x Salary
Executive Vice Presidents	3x Salary
Other Executive Officers	2x Salary
Directors	5x Annual Cash Retainer Fee

*	Target dollar values were increased in July 2016 for the CEO from 5x to 6x salary and for Executive Vice Presidents from 2x to 3x salary. Other Executive Officers were included at 2x salary.

•	until the target dollar value has been reached, an executive must retain 50%, and a director must retain 100%, of all “net” shares received or deferred under any company equity compensation program

•

“net” shares means all shares remaining after the sale by the executive or director, or the withholding by us of shares to pay the exercise price (in the case of options), and any taxes due in respect of the shares received

•	testing for compliance is done on the last day of each fiscal quarter

•

once the executive or director holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

The guidelines provide that shares held by a parent, child, or grandchild of the executive or director, or by a trust or other entity established for any such family members, will count toward reaching the guideline dollar value so long as the executive or director retains the power to dispose of the shares. The compensation committee believes that the purpose of aligning the interests of directors and executives with those of stockholders through stock ownership is still served when shares are held by immediate family members or trusts or other entities for their benefit. This also removes a disincentive to transfer shares to family trusts in order to facilitate estate planning.

All of our NEOs are in compliance with the policy. We monitor compliance with the guidelines by all executive officers and directors on a quarterly basis.

Our Insider Trading Policy expressly states that directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, the policy strongly discourages pledges of Hexcel securities, and officers and directors must gain pre-clearance to pledge any Hexcel securities they hold. None of our directors or NEOs has pledged any of Hexcel’s stock as security.

Potential Impact on Compensation from Executive Misconduct

In December 2016, the board approved a clawback policy that is intended to create and maintain a culture that emphasizes integrity and accountability and reinforces a pay-for-performance philosophy. Our clawback policy provides for mandatory recovery of excess incentive-based compensation paid to an executive officer within the last three completed fiscal years if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement. This clawback applies regardless of whether the executive officer was responsible for the inaccurate reporting that led to the restatement. The excess compensation recoverable is the amount over what would have been paid to the executive officer if the restated financial statements had originally been delivered.

In addition, the policy provides for recovery, at the board’s discretion, of incentive-based compensation under other circumstances, including:

•	inaccurate reporting of a performance metric on which incentive-based compensation was received erroneously

•	fraudulent or intentional misconduct that caused or might reasonably be expected to cause material reputational, financial or other harm to the company

•

malfeasance by the affected employee, such as improper behavior or gross negligence by an employee that resulted in the failure to identify, escalate, monitor or manage risks and that caused or might reasonably be expected to cause material reputational, financial or other harm to the company

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

In addition to the remedies above, our equity grants to NEOs also include a clawback provision in the event the NEO violates certain obligations to the company, including confidentiality, non-competition and non-solicitation of employees.

The Impact of Tax Regulations on our Executive Compensation

Deductibility of Compensation—Section 162(m)

Under Section 162(m) of the Code there is a $1.0 million annual limit on the deductibility of compensation paid to certain NEOs, subject to limited exceptions. One exception applies to compensation that meets all of the requirements of “qualified performance-based compensation” under Section 162(m) and the applicable regulations thereunder. Compensation that meets all of these requirements will be fully deductible to the company. We consider deductibility as one factor along with others that are relevant in setting compensation. NQOs and PSAs issued under the 2003 ISP and the 2013 ISP are intended to qualify for deductibility as performance-based compensation. As noted on page 34, we also grant RSUs without any performance requirement as one of the mechanisms we employ to foster retention of key employees; these RSUs do not meet the requirements of qualified performance-based compensation under Section 162(m). The MICP provides for the grant of both awards that are intended to qualify as performance-based compensation and awards that are not intended to qualify as performance-based compensation.

We generally structure annual awards under the MICP with the intent that they qualify as performance-based compensation under Section 162(m) so that such awards are fully deductible to the company; however, changes in tax laws (and interpretations of those laws), as well as other factors beyond the company’s control, also affect the deductibility of executive compensation. In addition, the committee may determine that corporate objectives justify the cost of being unable to deduct annual and long-term incentive compensation. For these and other reasons, the company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the company under Section 162(m). The committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the company’s other compensation objectives.

We were able to deduct substantially all expense associated with the compensation paid to our NEOs in 2016.

Compensation Committee Interlocks and Insider Participation

The following directors were members of the compensation committee during 2016: W. Kim Foster, Thomas A. Gendron, Guy C. Hachey and David L. Pugh. None of these directors has been an employee or executive officer of Hexcel at any time. In addition, during 2016, no Hexcel executive officer served on the board of directors or compensation committee of a company that had an executive officer that served on our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This report is provided by the following independent directors who comprise the committee:

Thomas A. Gendron, Chair

W. Kim Foster

Guy C. Hachey

David L. Pugh

The Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Nick L. Stanage;	2016	930,000	1,685,870	1,011,715	1,362,450	1,611,762	79,796	6,681,593
Chairman, CEO and President	2015	885,000	1,438,107	862,815	1,111,774	1,298,609	122,314	5,718,619
	2014	775,000	1,065,616	639,588	1,067,175	1,161,744	110,470	4,819,593
Wayne C. Pensky;	2016	508,430	587,819	352,786	558,637	341,011	94,515	2,443,198
EVP and CFO	2015	484,219	559,831	335,897	456,861	298,985	112,543	2,248,336
	2014	465,595	509,238	305,651	480,843	352,527	108,593	2,222,448
Ira J. Krakower	2016	423,288	396,806	238,131	434,082	295,762	83,999	1,872,067
EVP; General Counsel; and Secretary	2015	410,959	372,385	223,443	361,890	99,784	106,049	1,574,510
	2014	393,262	356,424	213,904	379,065	304,217	104,683	1,751,555
Robert G. Hennemuth	2016	402,332	352,037	211,250	353,650	217,349	59,911	1,596,529
EVP—Human Resources and Communications	2015	387,977	339,415	203,664	292,845	206,746	76,010	1,506,657
	2014	371,270	313,242	188,018	306,743	184,059	74,115	1,437,447
Thierry Merlot(7)	2016	320,633	140,354	84,247	250,506	—	78,449	874,189
President-Aerospace, EMEA/AP

(1)	Reflects the aggregate grant date fair value of RSUs and PSAs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. The amount included for each PSA reflects the estimate of aggregate compensation cost to be recognized over the life of the PSA determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures and assuming that the PSA will pay out at target. The value for each PSA at the grant date assuming that the target level of performance will be achieved and alternatively, that the highest level of performance will be achieved, is as follows:

	2016 Amount included in Stock Awards		2015 Amount included in Stock Awards		2014 Amount included in Stock Awards
	Target	Maximum	Target	Maximum	Target	Maximum
Nick L. Stanage	1,685,870	3,371,740	1,438,107	2,876,215	1,065,616	2,131,232
Wayne C. Pensky	352,700	705,400	355,898	671,797	305,543	611,086
Ira J. Krakower	238,100	476,199	223,449	446,897	213,846	427,691
Robert G. Hennemuth	211,224	422,449	203,667	407,333	187,954	375,907
Thierry Merlot	84,212	168,425

(2)	For additional information regarding the assumptions made in calculating these amounts, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	Reflects the aggregate grant date fair value of all NQOs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

(4)	Reflects amounts earned under the MICP with respect to each year, which amounts were paid in the next following year.

(5)	For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his applicable retirement plan, as of December 31 of the current year and December 31 of the prior year. Messrs. Stanage and Krakower each have a SERP, and Messrs. Pensky and Hennemuth each have an EDCA. The 2016 actuarial present value of executive pension benefits for the US-based NEOs were subject to impacts from decreasing discount rates and a lower lump sum conversion rate for Messrs. Stanage, Pensky and Hennemuth. The actuarial present value of executive pension benefits for Mr. Krakower was not impacted by the lower lump sum conversion rate, as he has elected to receive an annuity at retirement.

These changes in present value are not directly in relation to final payout potential, and can vary significantly year-over-year based on (i) corresponding changes in salary; (ii) other one-time adjustments to salary or other reasons; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine present value of benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit and an increase in the discount rate has the opposite effect. Generally, the amounts in this column were calculated assuming retirement at age 65, which is the normal retirement age under the relevant pension plans and arrangements. In the case of Mr. Krakower who is over age 65, we assumed retirement at his current age. The interest rate and mortality assumptions used are consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Retirement and Other Postretirement Benefit Plans” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a description of these interest rate and mortality assumptions.

(6)	The amounts for our NEOs in the “All Other Compensation Column” for 2016 include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance		Premiums for Long-Term Disability Insurance	Premiums for Accidental Death Insurance	Perquisites Allowance(a)
Nick L. Stanage	$21,200	$48,045	—	$2,979		$4,251	$3,330	—
Wayne C. Pensky	$26,500	$60,782	—	$1,980		$5,013	$240	$22,600
Ira J. Krakower	$26,500	—	$35,873	$20,941	(b)	$564	$120	$22,600
Robert G. Hennemuth	$21,200	$31,478	—	$1,980		$5,013	$240	$17,600
Thierry Merlot(c)	—	—	—	—		$2,051	$1,590	$7,868

(a)	For our eligible US-based NEOs, the perquisites allowance consists of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Messrs. Pensky and Krakower) and $5,600 (in the case of Mr. Hennemuth). The additional amount may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, and premiums for supplemental life and health insurance beyond the standard life and health insurance available to the executive. The additional amount was used by the NEOs for the following benefits: Mr. Pensky—supplemental life insurance; Mr. Krakower—tax planning, tax preparation and financial planning; and Mr. Hennemuth—supplemental life insurance. While the compensation committee always has the discretion to authorize additional perquisites for an NEO, our perquisites allowance has remained unchanged since 2000. Mr. Stanage does not receive any perquisites. Mr. Merlot receives a car allowance.

(b)	This amount includes $11,279 which represented the tax gross up on amounts paid to Mr. Krakower for the purchase of life insurance to offset a portion of the company’s obligation to provide an in-service death benefit to Mr. Krakower pursuant to his executive severance agreement.

(c)	In addition to the amounts in the table, Hexcel contributed €60,486 ($66,940) to a statutory pension benefit scheme for Mr. Merlot as required under French regulations.

(7)	For Mr. Merlot, the amounts in the “Salary” and “All Other Compensation” columns, are paid or determined in the local currency, Euros, and converted to US dollars. The rate used for 2016 was €1 = $1.1067. This rate is the average of the average ask prices for each day in the applicable year. Mr. Merlot’s salary in Euros was €289,720 in 2016, and his car allowance was €7,109. Mr. Merlot became an NEO in 2016, therefore no disclosure is made for prior periods when he was not an NEO.

Grants of Plan-Based Awards in 2016

Name	Grant Date	Date Board or Compensation Committee took Action to Grant Such Award(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nick L. Stanage	—	—	465,000	930,000	1,860,000	—	—	—	—	—	—	—
	01/26/2016	01/19/2016	—	—	—	20,209	40,419	80,838	—	—	—	1,685,870
	01/26/2016	01/19/2016	—	—	—	—	—	—	—	64,812	41.71	1,011,715
Wayne C. Pensky	—	—	190,661	381,323	762,645	—	—	—	—	—	—	—
	01/26/2016	01/19/2016	—	—	—	4,228	8,456	16,912	—	—	—	352,700
	01/26/2016	01/19/2016	—	—	—	—	—	—	5,637	—	—	235,119
	01/26/2016	01/19/2016	—	—	—	—	—	—	—	22,600	41.71	352,786
Ira J. Krakower	—	—	148,151	296,302	592,603	—	—	—	—	—	—	—
	01/26/2016	01/19/2016	—	—	—	2,854	5,708	11,417	—	—	—	238,100
	01/26/2016	01/19/2016	—	—	—	—	—	—	3,805	—	—	158,707
	01/26/2016	01/19/2016	—	—	—	—	—	—	—	15,255	41.71	238,131
Robert G. Hennemuth	—	—	120,700	241,399	482,798	—	—	—	—	—	—	—
	01/26/2016	01/19/2016	—	—	—	2,532	5,064	10,128	—	—	—	211,224
	01/26/2016	01/19/2016	—	—	—	—	—	—	3,376	—	—	140,813
	01/26/2016	01/19/2016	—	—	—	—	—	—	—	13,533	41.71	211,250
Thierry Merlot	—	—	85,497	170,994	341,987	—	—	—	—	—	—	—
	01/26/2016	01/19/2016	—	—	—	1,010	2,019	4,038	—	—	—	84,212
	01/26/2016	01/19/2016	—	—	—	—	—	—	1,346	—	—	56,142
	01/26/2016	01/19/2016	—	—	—	—	—	—	—	5,397	41.71	84,247

(1)	The amounts shown reflect the range of potential awards for 2016 under the MICP. The actual awards paid for 2016 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid. More detail concerning the 2016 MICP performance measures can be found on page 26.

(2)	Reflects PSAs granted under the 2013 ISP, which will convert into shares of Hexcel common stock after a three-year performance period if we achieve the required performance. The terms of the PSAs are described in more detail on pages 26-27.

(3)	For our regular annual equity awards, the compensation committee approved a dollar value (as a percentage of salary) and the algorithm under which the awards would be converted into shares at its meeting on January 19, 2016. In accordance with our equity grant policy, the grant date for the 2016 annual equity awards was January 26, 2016, the third trading day following the release of 2015 fourth-quarter and year-end earnings.

(4)	Reflects RSUs granted under the 2013 ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 34.

(5)	Reflects NQOs granted under the 2013 ISP, which will vest and become exercisable at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 34.

(6)	Reflects the full grant date fair value of PSAs, RSUs and NQOs as computed in accordance with the provisions of FASB ASC Topic 718 granted to the NEOs in 2016. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes derived value on the grant date. For additional information on the valuation assumptions, see Note 10, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts reflect the company’s accounting expense, and do not necessarily correspond to the actual value that will be realized by the NEOs.

Compensation Arrangement with Mr. Stanage

We have an employment arrangement with Mr. Stanage regarding the terms and conditions of his continued employment as President and as Chief Executive Officer, which provides for:

•	an annual base salary

•	an annual cash target incentive award of 100% of his base salary

•	an annual equity award valued at a percentage of his base salary

•	continued participation in all of our employee benefit plans and arrangements applicable to senior level executives, except our executive perquisites program

The arrangement also provides that we will make payments to Mr. Stanage upon his termination of employment with us under various circumstances under the terms of the Hexcel Corporation Executive Severance Policy (described on pages 52-53), and imposes certain obligations on Mr. Stanage following termination (described on page 53).

Separation and Consulting Agreement with Ira J. Krakower

On September 7, 2016, the company and Mr. Krakower entered into a Separation and Consulting Agreement which sets forth the terms of Mr. Krakower’s departure from the company. The agreement provides that Mr. Krakower continue to be employed by Hexcel and serve as Executive Vice President, General Counsel and Secretary until the earlier of the appointment of a successor or March 31, 2017. Upon the appointment of his successor January 3, 2017, Mr. Krakower became Special Counsel to the CEO for the remainder of his employment. After the cessation of his employment on March 31, 2017, Mr. Krakower will provide services on a consulting basis through December 31, 2017. Those services consist of assistance with the transition of his duties to his successor and general advice and counsel as may be requested by Mr. Stanage.

Until March 31, 2017, Mr. Krakower will receive his current annual base salary, and will be entitled to participate in all Hexcel benefit and compensation plans, including the MICP and profit sharing plans. As consideration for the consulting services to be provided from April 1 through December 31, 2017, Mr. Krakower received an equity award valued at 150% of his base salary, which grant was made during the company’s normal grant cycle in January 2017.

Mr. Krakower is entitled to receive the termination-related compensation and benefits provided for under his Severance Agreement (described on page 54) and the Involuntary Termination Benefit under his SERP (described on pages 49-50).

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the NEOs in fiscal year 2016 were granted under the 2013 ISP and are governed by the terms and conditions of the 2013 ISP and the applicable award agreements. See pages 33-35 of this proxy statement for a detailed discussion of NQOs, RSUs and PSAs.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nick L. Stanage						31,084	1,598,961	74,051	3,809,183
		64,812		41.71	01/26/2026
	18,860	37,718		43.96	01/27/2025
	23,275	11,637		43.01	01/28/2024
	41,321			28.27	01/28/2023
	46,562			25.03	01/30/2022
	57,068			19.02	01/31/2021
	77,174			10.90	02/01/2020
Wayne C. Pensky						19,659	1,011,269	16,301	838,523
		22,600		41.71	01/26/2026
	7,343	14,683		43.96	01/27/2025
	11,123	5,561		43.01	01/28/2024
	24,710			28.27	01/28/2023
	32,686			25.03	01/30/2022
	42,163			19.02	01/31/2021
	57,842			10.90	02/01/2020
	72,261			7.83	01/26/2019
Ira J. Krakower						13,497	694,308	10,928	562,136
		15,255		41.71	01/26/2026
	4,885	9,767		43.96	01/27/2025
	7,785	3,891		43.01	01/28/2024
	18,148			28.27	01/28/2023
	24,807			25.03	01/30/2022
	32,932			19.02	01/31/2021
	47,042			10.90	02/01/2020
	58,539			7.83	01/26/2019
	15,433			21.11	01/28/2018
	25,772			18.17	01/29/2017
Robert G. Hennemuth						11,969	615,665	9,820	505,141
		13,533		41.71	01/26/2026
	4,452	8,903		43.96	01/27/2025
	6,843	3,420		43.01	01/28/2024
	15,913			28.27	01/28/2023
	21,631			25.03	01/30/2022
Thierry Merlot						4,915	252,821	4,015	206,532
		5,397		41.71	01/26/2026
	1,871	3,740		43.96	01/27/2025
	2,795	1,397		43.01	01/28/2024
	6,336			28.27	01/28/2023
	10,067			25.03	01/30/2022
	12,300			19.02	01/31/2021
	16,100			10.90	02/01/2020
	17,495			7.83	01/26/2019

(1)	All options listed in this table vest at a rate of one-third per year on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year term.

(2)	This column reflects the following:

	RSUs under the ISP(a)	Earned PSAs(b)
Nick L. Stanage	—	31,084
Wayne C. Pensky	10,748	8,911
Ira J. Krakower	7,260	6,237
Robert G. Hennemuth	6,487	5,482
Thierry Merlot	2,676	2,239

(a)	RSUs granted under the 2003 ISP and 2013 ISP, which generally vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date. Includes dividend equivalents earned during 2016 on outstanding RSU awards. Only awards made in 2014 or later are entitled to be credited with dividend equivalents.

(b)	PSAs for which the performance period has ended and the level of performance has been determined.

(3)	Values were computed using a price of $51.44 per share, the closing price of Hexcel common stock on December 30, 2016.

(4)	This column reflects the shares that each NEO would receive based on the target award for the PSAs granted on January 27, 2015 and January 26, 2016. The January 27, 2015 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2015” table contained in our Proxy Statement on Schedule 14A for the 2016 Annual Meeting of Stockholders under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” The January 26, 2016 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2016” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards.” Each NEO will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSA are attained. Any such shares will be received by the NEO in early 2018 for the 2015 PSAs and early 2019 for the 2016 PSAs. Also includes dividend equivalents earned on outstanding PSA awards, which accrue and vest to the extent and in the proportion that the underlying award accrues and vests at the end of the applicable performance period.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nick L. Stanage	—	—	40,744	$1,699,432
Wayne C. Pensky	—	—	20,140	$832,990
Ira J. Krakower	—	—	18,618	$766,859
Robert G. Hennemuth	25,883	$700,766	12,858	$531,918
Thierry Merlot	8,307	$192,972	4,947	$217,543

(1)	Reflects RSUs and PSAs that vested during 2016. This includes RSUs that were granted in 2013, 2014 and 2015, with a vesting schedule of one-third of the shares subject to the grant on each of the three anniversaries of the grant date, and PSAs earned under grants covering the 2013-2015 performance period, as well as dividend equivalents earned on eligible outstanding awards.

Pension Benefits in Fiscal Year 2016

Our NEOs participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreements with Messrs. Stanage and Krakower

We have entered into supplemental executive retirement agreements (each a “SERP”) with Messrs. Stanage and Krakower. Each SERP provides for a retirement benefit intended to supplement the executive’s retirement income from our 401(k) plan and Nonqualified Deferred Compensation Plan (described on pages 36-37). The material features of the SERPs are as follows:

•

The monthly normal retirement benefit is equal to the product of the executive’s final average pay, benefit percentage and vesting percentage, offset by any vested contributions made by us under our 401(k) plan and, in the case of Mr. Krakower, any vested contributions made by us under our supplemental 401(k) plan. Mr. Krakower’s benefit is also offset by his accrued benefit under our former qualified pension plan.

•

Final average pay equals the executive’s average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and cash incentive award, but not equity compensation. The cash incentive award is deemed to be earned ratably over the period in which it was earned.

•

The SERP is unvested for the first five years of service (subject to acceleration in certain circumstances as described below), and becomes fully vested at the end of the fifth year of service. The SERP is fully vested for both Mr. Stanage and Mr. Krakower. The SERP provides for certain elections to be made as to the form of payment.

•	The benefits percentages are as follows:

•	Mr. Krakower: 5/12 of 1% for each of the first 60 months of service, 1/4 of 1% for each of the next 60 months of service, and 1/6 of 1% for each additional month of service.

•	Mr. Stanage: 7/30 of 1% for each month of service, but shall not increase further once Mr. Stanage reaches age 65.

•

Upon retirement after reaching age 65, the executive will receive either a lifetime payment stream of the monthly normal retirement benefit starting the month after employment terminates and ending on death, which is guaranteed to be at least 120 monthly payments, or a lump sum that is actuarially equivalent to this lifetime payment stream.

•

If the executive’s employment terminates prior to age 65 (early retirement), he will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit, reduced by 3% for each year by which the date of the first payment precedes age 65, or the lifetime payment stream so reduced. The lump sum is based on an assumed payment stream starting the month after his employment terminates (but no earlier than the month he reaches age 55), and ends on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or to the executive’s estate. This does not apply to Mr. Krakower, as he has already attained the age of 65.

•	Should the executive die before receiving any benefits under the SERP, the executive’s designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had the executive retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity, or receive the annuity itself. The executive also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death. If the executive elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of the executive’s retirement benefit (and hence the survivor’s benefit as well).

•	Upon certain other types of termination, or permitted elections, the amount and form of benefit are different.

•	Termination for cause—no benefits are payable

•	Termination without cause, or by the executive for good reason

•	12 months of service are added for purposes of computing the benefits percentage

•

Upon termination without cause, or by the executive for good reason, within two years after a change in control or during a period which qualifies as a potential change in control (as defined in the SERPs)

•	For Mr. Stanage, 24 months are added for purposes of computing the benefits percentage

•	For Mr. Krakower, 36 months of service are added for purposes of computing the benefits percentage

•	Upon termination due to disability, the lump sum is calculated without reduction even if the assumed payment stream would start prior to age 65.

These enhanced benefits payable upon termination are quantified in the table on page     .

Retirement Agreements with Messrs. Pensky and Hennemuth

We have entered into Executive Deferred Compensation and Consulting Agreements (each an “EDCA”) with Mr. Pensky and Mr. Hennemuth. The material terms of the EDCAs are as follows:

•

The executive is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued benefit is equal to 1.5% of the executive’s aggregate salary and cash incentive awards earned while employed by us multiplied by a fraction of X/67, with X=the number of months the executive has been employed by us since entering into his EDCA, subject to a maximum of 67 months.

•

The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

•	If the executive’s employment terminates prior to age 65, then

•	the payments will be actuarially reduced to reflect commencement prior to age 65

•

the executive’s monthly retirement benefit will start the calendar month after he terminates employment and will end on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate.

•

If the executive dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary’s life, and is based on the actuarial equivalent of the early retirement benefit described above, as if the executive had retired immediately prior to his death.

•	Upon a change in control, the executive’s benefits become payable.

•	Upon termination for cause, no benefits are payable.

•	Each executive has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with us.

•

Each executive has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

•	The executive is entitled to an additional amount based on the value of our providing medical, dental and life insurance from termination of employment to age 75:

•	the value of the medical and dental insurance is based on the group insurance provided by us to our employees at the time of termination of the executive’s employment

•	the amount gets added to the value of the lump sum or increases the annuity, depending on the form of payment chosen by the executive.

Messrs. Pensky and Hennemuth have elected to receive their EDCA benefit in the form of an actuarially equivalent lump sum.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each US-based NEO as of December 31, 2016, including the number of years of service credited to each US-based NEO, under each pension and retirement plan listed below, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also shows payments made to the US-based NEOs under the plans indicated during 2016. Mr. Merlot is eligible to receive a pension which is funded by contributions from the company and Mr. Merlot, the value of which is determined by French regulation at the time of retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Nick L. Stanage	Supplemental Executive Retirement Agreement	7.17	5,777,705	0
Wayne C. Pensky	Executive Deferred Compensation Agreement	23.42	2,983,724	0
Ira J. Krakower	Supplemental Executive Retirement Agreement	20.33	4,932,513	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	10.75	1,834,808	0

(1)	Generally, the amounts in this column were calculated assuming retirement at age 65 (except with respect to Mr. Krakower, whose actual age at December 31, 2016 was used as he is over age 65), the normal retirement age under the relevant pension plans and arrangements, and using the interest rate and mortality assumptions consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Retirement and Other Postretirement Benefit Plans” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a description of these interest rate and mortality assumptions.

These amounts represent the amounts required to be disclosed by SEC rules, and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65 (except with respect to Mr. Krakower, who was over age 65 at December 31, 2016), and reflect the following discount rates used to determine the present value of the lump sum payable at age 65: Mr. Stanage, 3.10%, Messrs. Pensky and Hennemuth, 3.40%. For Mr. Krakower, 3.60% is the assumed discount rate in determining the present value of his elected annuity form of payment. These rates are consistent with those used for purposes of pension calculations in our financial statements. See footnote (5) to the Summary Compensation Table on page 44 for a description of how the difference between the actuarial present value of the executive’s accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year is calculated.

Nonqualified Deferred Compensation in Fiscal Year 2016

All information in the table below is with respect to our NDCP, as described on pages 36-37. Messrs. Stanage, Pensky and Hennemuth participated in the NDCP in 2016. Mr. Krakower did not participate in the NDCP in 2016, and instead received a taxable cash payment equal to the profit sharing contributions and the 2% fixed company contribution he would have received if he participated, but no company match. Mr. Merlot is not eligible to participate in the NDCP because he is not a US-based employee.

	Name of Plan	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(2)	Aggregate Balance at Last FYE($)(3)
Nick L. Stanage	NDCP	84,226	48,045	14,632	648,000
Wayne C. Pensky	NDCP	67,512	60,782	24,565	1,034,099
Ira J. Krakower	NDCP	—	—	—	—
Robert G. Hennemuth	NDCP	44,590	31,478	9,743	353,975

(1)	Our contributions to the NDCP or related payments to the US-based NEOs in 2016 are included in the “All Other Compensation” column in the Summary Compensation Table on page 43. See footnote (6) to the Summary Compensation Table on page 44 for a description of the amount of such contributions for each US-based NEO.

(2)	The aggregate annual earnings in 2016 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)	This column includes the US-based NEO’s contributions to the NDCP in prior years, and our contributions to the NDCP in prior years, which were also included in the Summary Compensation Table for the year in which the amount was contributed, as well as earnings on those contributions.

Potential Payments upon Termination or Change in Control

Executive Severance Policy

The committee maintains an Executive Severance Policy that applies to any executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive.

The policy provides that

•	upon termination of the covered executive’s employment for any reason the executive shall receive certain accrued and vested payments

•	upon termination due to the executive’s death, the executive’s legal representative shall receive a pro rata portion of the executive’s annual bonus (the “pro-rata bonus”)

•	upon termination due to the executive’s disability, the executive shall receive the pro-rata bonus and certain disability benefits

•	upon termination by the company other than for disability or cause or a resignation by the executive for good reason, the executive shall receive

•	the pro-rata bonus

•

a cash lump sum equal to the sum of the executive’s annual base salary and the average of the last three annual bonus amounts awarded to the executive for the last three plan years completed prior to the termination date, multiplied by a multiple specified in the executive’s offer letter

•	continuation of certain medical and other benefits for the period following the termination date that is specified in the executive’s offer letter

The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination shall adversely affect a covered executive’s vested rights and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

Severance Agreements and Arrangements

Under his employment arrangement, upon his termination of employment Mr. Stanage will be entitled to receive severance pursuant to the Executive Severance Policy. The multiples applicable for determining Mr. Stanage’s severance payments and period of post-employment benefits continuation under the policy are:

•	1.5X in the case of all qualifying terminations other than a change in control or

•	2.5X in the case of a qualifying termination during a limited period prior to, or within two years following, a change in control

The Executive Severance Policy does not provide for a gross-up for excise taxes incurred under Section 280G and Section 4999 of the Code. See “Severance and Change in Control Arrangements—Modified Gross-Up” on page 39.

Mr. Stanage has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of eighteen months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee of or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance, the period is extended to thirty months. However, his restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

We have entered into executive severance agreements with each of Messrs. Pensky, Krakower and Hennemuth that provide for certain payments to these NEOs upon termination of employment under certain circumstances. In particular:

•	if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, the executive will receive

•	a lump sum payment equal to the sum of his then current base salary and his average MICP award over the prior three years

•

participation for one year after termination in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination

•	in addition, the executive may receive an MICP award prorated for the portion of the year he was employed, if such award is payable under the terms of the MICP

•

in the event that we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, the executive will receive the same payments and benefits as described above except that

•	the lump sum payment will be equal to three times the sum described above

•	participation in health, welfare and perquisite plans and programs will be for three years instead of one

•

the executive will be entitled to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999 of the Code, but only if the total “parachute payments” exceed the executive’s untaxed safe harbor amount by 10% or more. We have agreed to reimburse the executive for the excise tax as well as any income tax and excise tax payable by the executive as a result of any reimbursements for the excise tax.

•	in the event of termination due to death or disability, the executive will receive an MICP award prorated for the portion of the year he was employed

In consideration for these payments, the executive has agreed to a non-competition covenant for one year following termination of employment or three years following a termination in connection with a change in control.

Mr. Merlot’s severance benefits are determined by the French CLA. Pursuant to the French CLA, Mr. Merlot is entitled to receive the following upon termination of his employment:

•	up to 20X the average monthly compensation paid (based on the 12 months prior to termination), including bonus payments

•	a notice period payment approximately equal to 3X the compensation he received the month prior to termination

•	a non-compete payment equal to 12 months’ average salary for the prior 12 months, including bonus payments (unless we waive his non-compete obligations)

Retirement Agreements

Our US-based NEOs are party to various arrangements that provide for benefits payable upon retirement. As described on pages 49-50, the SERP agreements that we entered into with Messrs. Stanage and Krakower provide for enhanced benefits upon our termination of the executive without cause, the executive’s termination for good reason or the executive’s termination without cause or for good reason during a potential change in control or within two years following a change in control. None of our other retirement programs for our US-based NEOs provide for any form of enhanced or accelerated benefit upon resignation by the executive other than for good reason.

Mr. Merlot’s retirement benefits are governed by the terms of the French CLA and French social programs. There is no provision for enhanced or accelerated benefits.

Equity Awards

Each of our NEOs has various NQOs, RSUs, and PSAs outstanding. Upon termination of employment of an NEO, the treatment of the equity award depends on the nature of the termination. Below is a description of what happens to the NEO’s outstanding equity awards upon each different type of termination and upon a change in control, subject to the terms of the 2003 ISP or the 2013 ISP, as applicable.

NQOs

•	Voluntary departure or termination without cause—NEO has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

•	Disability/Death—all options immediately vest and remain exercisable for one year.

•

Retirement—any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the NEO has five years from the date of retirement to exercise the NQOs (but in no event can the NEO exercise an NQO after the expiration of the ten-year term of the option).

•	Termination for Cause—all options are forfeited.

•

Change in control—all options immediately vest, and if the NEO is terminated without cause or terminates his employment for good reason within two years after the change in control, the options, to the extent they remain outstanding following the change in control, remain exercisable for three years for the US-based NEOs, and two years for Mr. Merlot.

RSUs

•	Voluntary departure or termination with or without cause—all RSUs are forfeited.

•	Disability/Death—all RSUs immediately vest and convert to stock.

•	Retirement—all RSUs continue to vest on the schedule set forth in the RSU agreement.

•	Change in control—all RSUs immediately vest and convert to common stock.

PSAs

•	Termination for cause—the entire award is forfeited.

•

Termination by the company without cause, or due to disability, death, or by the NEO for good reason—the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and also based on the extent to which the performance target is attained. If termination occurs within the first two years of the performance period, the award is limited to 100% of the shares available at target. If termination occurs within the third year of the performance period, the award will be prorated against the full amount of the award determined based on the actual level of attainment of the applicable performance goals.

•	Retirement—the NEO is entitled to receive the full award for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

•

Change in Control—the PSA is paid out at target immediately, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at target at the end of the performance period.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he is age 65 or age 55 with five or more years of service with us.

Our agreements relating to NQOs, RSUs and PSAs require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-compete provision is substantially similar to that contained in the severance arrangements of our NEOs described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee shall deliver to the company the number of shares the employee received during the 180-day period immediately prior to the breach of the non-compete requirement, and if the employee sold any shares during this 180-day period, then the employee shall deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued including terms that cover other possible grounds for forfeiture or recoupment of payments and gains.

Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

•	the acquisition by any person of 50% or more of our common stock

•	the acquisition by any person of 40% or more of our common stock within a 12 month period

•

a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

•

a merger of Hexcel or a sale of all or substantially all the assets of Hexcel, except if (i) more than 50% the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction

However, an event that does not constitute a change in the ownership of Hexcel, a change in the effective control of Hexcel, or a change in the ownership of a substantial portion of Hexcel’s assets, each as defined Section 409A of the Code, will not constitute a “Change in Control”.

“Good reason” is generally defined in our plans and agreements to mean:

•	A material diminution in the executive’s position, duties, responsibilities or authority

•	A material reduction in the executive’s base salary

•

Failure by us to continue any compensation plan in which the executive participates which is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value

•

Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

•	Failure to provide facilities or services which are reasonably necessary for the executive’s position

•	Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement or failure by us to remain liable to the executive after such assumption

•	In the case of the severance or SERP agreements, any termination by us of the executive’s employment which is not effected pursuant to a notice that complies with the relevant agreement

•	The relocation of the executive’s principal place of employment to a location more than fifty (50) miles from the executive’s place of employment as at the date of the relevant agreement

•	Failure to pay the executive any portion of compensation within seven (7) days of the date such compensation is due

“Cause” is generally defined in our plans and agreements applicable to NEOs to mean (1) the willful and continued failure by the NEO to substantially perform his duties after we have notified the executive in writing with specificity of the nonperformance or (ii) the willful engagement by the NEO in misconduct that materially harms us. Before we can terminate an NEO for cause, our board must give the NEO notice describing the reasons we intend to terminate the NEO for cause and must pass a resolution approved by at least two-thirds of the board determining that the NEO is guilty of the improper conduct, and must provide the NEO with the opportunity to be heard before the board with counsel present.

Benefits Payable upon Termination of Employment on December 31, 2016

Other than the benefits described on pages 38-40 and 52-57, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

The table below describes the potential benefits and enhancements under the company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment or a change in control on December 31, 2016. However, the following items are excluded from the table:

•	The amounts reflected as the present value of the accumulated benefit in the “Pension Benefits Table” on page 51, all of which are vested

•	The balances under the NDCP listed in the “Nonqualified Deferred Compensation” table on page 52, all of which are vested

•	Benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary, vacation pay and distributions under an employee’s 401(k) plan

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for payment to Mr. Pensky or Mr. Hennemuth of his EDCA benefit and vesting and conversion of the equity awards for all NEOs (and the related values) reflected below.

Benefits Payable Upon Termination of Employment on December 31, 2016

	Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP or EDCA ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2016 share price) ($)(4)	Total Termination Benefits ($)
Nick L. Stanage
• Voluntary retirement	—	—	—	—	—
• Involuntary or good reason termination	3,165,839	976,906	21,477	—	4,164,222
• Involuntary or good reason termination after change in control	5,276,398	1,799,592	35,795	—	7,111,785
• Death	1,500,000	—	—	—	1,500,000
• Disability	—	1,953,554	—	—	1,953,554
Wayne C. Pensky
• Voluntary retirement	—	—	—	—	—
• Involuntary termination	1,007,248	—	10,135	—	1,017,383
• Involuntary or good reason termination after change in control	3,021,745	—	30,405	—	3,052,150
• Death	2,014,497	—	—	—	2,014,497
• Disability	—	—	—	—	—
Ira J. Krakower
• Voluntary retirement	—	—	—	—	—
• Involuntary or good reason termination	814,997	180,382	4,601	—	999,980
• Involuntary or good reason termination after change in control	2,444,990	541,011	13,803	—	2,999,804
• Death	1,629,994	—	—	—	1,629,994
• Disability	—	—	—	—	—
Robert G. Hennemuth
• Voluntary retirement	—	—	—	—	—
• Involuntary or good reason termination	720,092	—	11,792	—	731,884
• Involuntary or good reason termination after change in control	2,160,277	—	35,376	—	2,195,653
• Death	1,440,185	—	—	—	1,440,185
• Disability	—	—	—	—	—

	Cash Severance/ Payment at Death ($)	Non- Competition Payment ($)(5)	Benefits Continuation ($)(6)	Accelerated Vesting of Equity Awards (value based on 12/31/2016 share price) ($)(4)	Total Termination Benefits ($)
Thierry Merlot(10)
• Voluntary retirement(7)	—	—	—	—	—
• Involuntary termination(8)	886,875	491,945	—	—	1,378,820
• Involuntary termination after change in control	886,875	491,945	—	—	1,378,820
• Death(9)	—	—	—	—	—
• Disability(9)	—	—	—	—	—

(1)	Involuntary or good reason termination, with or without a change in control. For all NEOs, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, an executive severance agreement, in the case of Messrs. Pensky, Krakower and Hennemuth, or the French CLA in the case of Mr. Merlot.

Death. Represents the death benefit we agreed to provide to the executive.

(2)	For all NEOs, represents the difference between (a) the actual lump sum the NEO would have received upon the indicated type of termination on December 31, 2016, and (b) the lump sum the NEO would have received had he voluntarily terminated his employment on December 31, 2016. Neither Mr. Pensky nor Hennemuth would receive an enhancement to his EDCA benefits as a result of any type of termination of employment or a change in control. Under the French CLA, Mr. Merlot does not receive any enhanced benefits as a result of any type of termination of employment or change in control other than an involuntary dismissal.

(3)	Represents the value of welfare/medical benefits for (a) one and a half years (in the case of Mr. Stanage) or one year (in the case of Messrs. Pensky, Krakower and Hennemuth), upon involuntary or good reason termination without a change in control, and (b) two and half years (in the case of Mr. Stanage) or three years (in the case of Messrs. Pensky, Krakower and Hennemuth), in the event of involuntary or good reason termination following a change in control.

(4)	Reflects the value of equity awards that were unvested on December 31, 2016, and that would have vested as a result of the indicated type of termination of employment of the NEO. The value of an equity award is not included in this chart for any NEO because each was retirement eligible under the terms of the equity awards on December 31, 2016 and could have received the equity award immediately or on the schedule set forth in the applicable award agreement after retirement.

(5)	Assumes that the company will pay Mr. Merlot a payment in respect of his not competing with the company for a period of one year following employment termination. We may elect to release Mr. Merlot from the non-competition obligation, in which case no payment would be due him.

(6)	Mr. Merlot does not receive any additional welfare/medical benefits in the event of any type of termination, however he is entitled to benefits under the French CLA and unemployment insurance benefits. These benefits are paid by the French government and not by the company.

(7)	Mr. Merlot is not retirement eligible under the French CLA.

(8)	Represents the payment upon dismissal due to Mr. Merlot under the French CLA.

(9)	Mr. Merlot does not receive any additional benefits upon death or disability beyond the coverage provided by the French CLA or French insurance, which benefits are not paid by the company.

(10)	For Mr. Merlot, the amounts in this chart are paid or determined in the local currency, Euros, and converted to US dollars. The rate used for 2016 was €1 = $1.1067. This rate is the average of the average ask prices for each day in the applicable year.

PROPOSAL 2—APPROVAL OF THE COMPANY’S 2016 EXECUTIVE COMPENSATION

We are seeking a stockholder vote with respect to compensation awarded to our named executive officers for 2016 as required pursuant to Section 14A of the Exchange Act.

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 22-41 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company performance, to effectively tie pay to performance, and to align the named executive officers’ interest with the interest of stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year. The next advisory stockholder vote on named executive officer compensation will be held at our 2018 annual meeting of stockholders.

You may vote for or against the following resolution, or you may abstain. Abstentions will have the same effect as a vote against the resolution. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration as one factor when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

RESOLVED, that the stockholders approve the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, the compensation tables and related material included in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RESOLUTION APPROVING THE COMPANY’S 2016 EXECUTIVE COMPENSATION

PROPOSAL 3—FREQUENCY OF SAY-ON-PAY VOTE

As required by Section 14A of the Exchange Act, we are seeking a stockholder vote about how often we should present stockholders with the opportunity to vote on the compensation awarded to our named executive officers, as described in the proxy statement relating to their vote.

At the Annual Meeting of Stockholders in 2011, we recommended an annual vote. A majority of the stockholders who voted expressed their preference for holding an annual advisory vote on executive compensation annually. We continue to believe that an annual vote is most appropriate because it will allow shareholders to provide us with timely, direct input on executive compensation philosophy, policies and practices and thereby provide a more regular means for the company to obtain information on investor sentiment about our executive compensation.

You may elect to have the vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the board’s recommendation. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. The vote is advisory and non-binding. The compensation committee will consider the outcome in recommending a voting frequency to the board of directors, but will not be bound either by its own recommendation or by the outcome of the vote, and may choose to conduct the vote more or less frequently in the future based on other factors, such as feedback from shareholder outreach programs, the adoption or revision of compensation policies, or the outcome of “Say on Pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

AN ANNUAL STOCKHOLDER ADVISORY VOTE

REGARDING COMPENSATION AWARDED TO HEXCEL’S NAMED EXECUTIVE OFFICERS

EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,513,094(2)	$26.08(3)	2,501,625(4)
Equity compensation plans not approved by security holders	0	N/A	0

Total	3,513,094	$26.08(3)	2,501,625(4)

(1)	All numbers in these columns refer to shares of Hexcel common stock.

(2)	Includes 2,253,951 shares issuable upon the exercise of NQOs, 508,395 shares issuable upon the vesting and conversion of RSUs, and 750,748 shares issuable with respect to outstanding PSAs. With respect to PSAs for the 2014-2016 performance period, reflects 157,247 shares to be issued, based on the level of attainment of ROIC (the applicable performance measure) during the 2014-2016 period. With respect to the 2015-2017 and 2016-2018 periods, assumes that we will attain the maximum level of ROIC under the PSAs for each performance period, which would result in the PSAs converting into the maximum number of RSUs in early 2018 and 2019, respectively.

(3)	Excludes the RSUs and PSAs referred to in note 2 above because they have no exercise price.

(4)	Includes (i) 2,264,649 shares of common stock available for future issuance under the 2013 ISP, which shares of common stock could be issued in connection with awards other than outstanding options, warrants or rights, (ii) 236,976 shares of common stock subject to options as of December 31, 2016 under, and purchased in January 2017 pursuant to, the terms of the Hexcel Corporation 2016 Employee Stock Purchase Plan or that could after December 31, 2016 become subject to options under, and therefore be purchased under, the terms of the Hexcel Corporation 2016 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board’s oversight of the integrity of our financial statements, our exposure to financial risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. We also appoint our independent registered public accounting firm, and submit our selection to our stockholders for ratification. We operate under a written charter adopted and approved by the Board of Directors, which is available at our website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Our responsibility is to monitor and review these processes.

We held eight meetings and acted once by unanimous written consent in 2016, held numerous discussions with management and met in executive session, without management, with Ernst & Young LLP, our independent registered public accounting firm for 2016. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by PCAOB standards, as amended (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent registered public accounting firm also provided the written disclosures required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, and we discussed with the independent registered public accounting firm their independence.

Based on our review and the discussions referred to above, we recommended that the board include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Jeffrey C. Campbell, Chair

Lynn Brubaker

Cynthia M. Egnotovich

David C. Hill

The Members of the Audit Committee

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee completed a competitive process to determine what audit firm would serve as the company’s independent accountants for fiscal 2016. On March 14, 2016, the audit committee approved the engagement of Ernst & Young LLP (“EY”) as auditors for the company, effective immediately, thereby dismissing PricewaterhouseCoopers LLP (“PwC”) from that role. We are asking stockholders to ratify the audit committee’s appointment of EY as our independent registered public accounting firm for 2017. Stockholder ratification of the appointment of EY is not required under our Restated Certificate of Incorporation or Amended and Restated Bylaws, but is being submitted as a matter of good corporate practice. The audit committee is not bound by the outcome of this vote, but, if the appointment of EY is not ratified by our stockholders, the audit committee will reconsider the appointment.

A representative of EY is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Change in Auditor

PwC served as the company’s independent registered public accounting firm since 1997. The audit reports of PwC on the consolidated financial statements of the company as of and for the years ended December 31, 2015 and December 31, 2014 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the company’s fiscal years ended December 31, 2015 and December 31, 2014 and through March 14, 2016, as confirmed by PwC to the company in writing, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the financial statements of the company for such years. During the company’s years ended December 31, 2015 and December 31, 2014 and through March 14, 2016, neither the company nor anyone on the Company’s behalf consulted EY regarding any of the matters referred to in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The company provided PwC with a copy of the disclosure it made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The company requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of PwC’s letter was attached as Exhibit 16.1 to the Report.

Fees

The following table shows the aggregate fees for professional services rendered for the company by each of EY and PwC, for fiscal 2016 and 2015, respectively:

	Year Ended December 31,
	2016	2015
Audit fees(1)	$2,487,000	$2,662,000
Audit-related fees(2)	—	15,000
Tax-related fees(3)	754,000	1,192,000
All other fees(4)	27,000	3,000

Total	$3,268,000	$3,872,000

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings.

(2)	Audit-related fees comprise fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax-related fees are fees incurred for professional services rendered for tax planning, tax compliance and tax advice. For both 2016 and 2015, these fees related primarily to tax planning services.

(4)	All other fees relate to assistance with proxy disclosures in 2016 and a license fees paid to PwC for use of their proprietary online accounting research tool in 2015.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the amount of audit and non-audit service fees incurred to date.

Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company’s independent registered public accounting firm can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are incurred in accordance with policies and procedures detailed as to the particular service adopted by the company and are brought promptly to the attention of the audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel shall be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

•	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

•	the benefits to us

•	the availability of other sources for the product or service that is the subject of the transaction

•	the timing of the transaction

•	the potential impact of the transaction on a director’s independence

•	any other factors deemed relevant

Related Person Transactions

The company had no related person transactions since the beginning of 2016, and is not currently aware of any proposed related person transactions.

Indemnification Agreements

Our charter requires us generally to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers. Under the indemnification agreement, we have agreed to hold harmless and indemnify each indemnitee, generally to the fullest extent permitted by Delaware law, against expenses, liabilities and loss incurred in connection with threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a part by reason of the fact that the indemnitee is or was a director or officer of the company or any other entity at our request; provided, however, that the indemnitee acted in good faith and in manner reasonably believed to be in the best interest of our company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with.

OTHER MATTERS

As of the date of this proxy statement, the board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy materials for the 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing not later than November 17, 2017 to the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3238.

Our Bylaws require that proposals of stockholders that are made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2018 annual meeting of stockholders be submitted, in accordance with the requirements of our Bylaws, not later than January 4, 2018 in order to be considered timely. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. We may exclude untimely proposals from our 2018 proxy statement. Management proxies will have discretionary authority to vote on the subject matter of the excluded proposal if otherwise properly brought before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2017

The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy.

ANNUAL REPORT

Our Annual Report to Stockholders containing audited consolidated financial statements for the year ended December 31, 2016, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut

March 17, 2017

ANNEX 1

Reconciliation of Adjusted EPS to GAAP EPS:

	Year Ended December 31,
(In millions)	2016	2015
GAAP net income	$249.8	$237.2
Other expense, net of tax	—	—
Non-operating expense, net of tax	0.3	—
Discrete tax benefits	(6.6)	(11.6)

Adjusted net income (Non-GAAP)	$243.5	$225.6

Diluted Shares (GAAP)	94.2	97.2

Earnings per Share (GAAP)	2.65	2.44

Adjusted Earnings per Share (Non-GAAP)	$2.58	$2.32

A-1

HEXCEL CORPORATION
Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To be held on May 4, 2017
This Proxy is Solicited by the Board of Directors of Hexcel Corporation
The undersigned stockholder of Hexcel Corporation (Hexcel) hereby appoints Nick L. Stanage, Wayne C. Pensky and Gail E. Lehman and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 9, 2017 at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 4, 2017 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 17, 2017, receipt of which is hereby acknowledged.
(Continued and to be signed on the reverse side)

~ TO VOTE BY MAIL, PLEASE DETACH HERE ~

ANNUAL MEETING OF STOCKHOLDERS OF

HEXCEL CORPORATION

May 4, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 4 AND FOR AN ANNUAL FREQUENCY REGARDING PROPOSAL 3.

1. Election of directors (check one box only):	FOR	AGAINST	ABSTAIN
Nick L. Stanage	☐	☐	☐
Joel S. Beckman	☐	☐	☐
Lynn Brubaker	☐	☐	☐
Jeffrey C. Campbell	☐	☐	☐
Cynthia M. Egnotovich	☐	☐	☐
W. Kim Foster	☐	☐	☐
Thomas A. Gendron	☐	☐	☐
Jeffrey A. Graves	☐	☐	☐
Guy C. Hachey	☐	☐	☐
David L. Pugh	☐	☐	☐

			FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve 2016 executive compensation		☐	☐	☐

		1 Year	2 Years	3 Years	ABSTAIN

3.	Advisory vote on frequency of conducting an advisory vote regarding executive compensation	☐	☐	☐	☐

4.	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm		☐	☐	☐

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof

This proxy, when properly executed, will be voted in the manner directed herein. If no such directions given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Date:	, 2017

Signature of Stockholder

Signature of Stockholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~ TO VOTE BY MAIL, PLEASE DETACH HERE ~